UNITED STATES SECURITIES AND EXCHANGE
                         COMMISSION
                   WASHINGTON, D.C. 20549

                          FORM 8-K

                       CURRENT REPORT



               Pursuant to Section 13 or 15(d)
           of the Securities Exchange Act of 1934

               Date of Report:  March 17, 1997



                Commission File Number 1-3423
                         ENRON CORP.
   (Exact name of registrant as specified in its charter)


           Delaware                           47-0255140
(State or other jurisdiction of      (I.R.S. Employer Identification
incorporation or organization)                  Number)


        Enron Building
      1400 Smith Street
        Houston, Texas                          77002
(Address of principal executive               (Zip Code)
           Offices)


                       (713) 853-6161
    (Registrant's telephone number, including area code)










                          1 of 56

                ENRON CORP. AND SUBSIDIARIES


Item 7.      Financial Statements and Exhibits.

   (a) Financial Statements of Enron Corp.

       Financial Statements of Enron Corp. and its
       Consolidated Subsidiaries for the fiscal year ended
       December 31, 1996, including Report of Arthur
       Andersen LLP, Independent Public Accountants.

   (b) Exhibits.

       11  Calculation of Earnings Per Share

       23  Consent of Arthur Andersen LLP





                         SIGNATURES


   Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           ENRON CORP.



Date: March 17, 1997       By: Richard A. Causey
                               Richard A. Causey
                               Senior Vice President and Chief
                                Accounting and Information Officer

                ENRON CORP. AND SUBSIDIARIES

                      TABLE OF CONTENTS



                                                          Page No.

Management's Discussion and Analysis                          4

Report of Independent Public Accountants                     16

Consolidated Income Statement for the years ended
  December 31, 1996, 1995 and 1994                           17

Consolidated Balance Sheet, December 31, 1996 and 1995       18

Consolidated Statement of Cash Flows for the years
  ended December 31, 1996, 1995 and 1994                     20

Consolidated Statement of Changes in Shareholders'
  Equity Accounts for the years ended December 31,
  1996, 1995 and 1994                                        21

Notes to Consolidated Financial Statements                   22

Exhibits

  Exhibit 11 - Calculation of Earnings Per Share             55

  Exhibit 23 - Consent of Arthur Andersen LLP                56

Enron Corp. and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

   The following review of the results of operations and financial condition of Enron Corp. and its subsidiaries and affiliates (Enron) should be read in conjunction with the Consolidated Financial Statements.

RESULTS OF OPERATIONS

Consolidated Net Income
   Enron's net income for 1996 was $584 million compared to $520 million in 1995 and $453 million in 1994. Net income for all three years reflects improved income before interest, minority interests and income taxes as compared to the applicable preceding year, partially offset by higher minority interests.

   Primary earnings per share of common stock was $2.31 in 1996 as compared to $2.07 in 1995 and $1.80 in 1994.

Income Before Interest, Minority Interests and Income Taxes
   The following table presents income before interest, minority interests and income taxes (IBIT) for each of Enron's operating segments:

(In Millions)                            1996     1995    1994

Transportation and Operation            $  570   $  359   $403
Domestic Gas and Power Services            280      157    202
International Operations and Development   152      142    148
Exploration and Production                 200      241    198
Corporate and Other                         36      266     (7)
  Total                                 $1,238   $1,165   $944

Transportation and Operation
   The transportation and operation segment is comprised of the Enron Gas Pipeline Group, which includes results of Northern Natural Gas Company (Northern), Transwestern Pipeline Company (Transwestern) and Enron's 50% interest in Florida Gas Transmission Company (Florida Gas); and Enron Ventures Corp., which includes results of Enron Engineering & Construction and the operation of clean fuels plants. Results from Enron's investment in crude oil marketing and transportation operations conducted by EOTT Energy Partners, L.P. (EOTT) are also included in this segment.

   The transportation and operation segment's IBIT increased $211 million in 1996 as compared to 1995 due to higher earnings from the Enron Gas Pipeline Group, increased equity earnings from EOTT and an increase in gains from the sale of non-strategic gas gathering and processing assets ($94 million in 1996 compared with $67 million in 1995). IBIT decreased in 1995 as compared to 1994 primarily as a result of lower earnings from the Enron Gas Pipeline Group, primarily due to charges in 1995 of $83 million related to regulatory reserves and other contingencies, and lower equity earnings from EOTT following a $19 million charge to reflect the discontinuance of EOTT's West Coast processing and asphalt marketing operations, partially offset by the gains of $67 million from the sale of non-strategic gathering and processing assets. The following discussion analyzes the significant changes in the various components of IBIT for this segment:

(In Millions)                         1996  1995  1994

Revenues
  Enron Gas Pipeline Group            $760  $787  $901
  Enron Ventures Corp.                  46    44    47
  EOTT                                   -     -    28
     Total Revenues                    806   831   976

Cost of gas and other products           4    41    72
Operating expenses                     301   361   442
Depreciation and amortization           82    83    88
Taxes, other than income taxes          52    47    47
Equity in earnings of unconsolidated
 subsidiaries                           47    23    49
Other income, net                      156    37    27
  Income before interest, minority
   interests and income taxes         $570  $359  $403

Revenues
   Enron Gas Pipeline Group.   Revenues of the interstate natural
gas pipelines declined $27 million (3%) during 1996 and $114 million (13%) during 1995 as compared to the applicable preceding year. The decrease in revenues from 1995 to 1996 was primarily a result of the sale of gathering facilities in 1995 and the first quarter of 1996 and reduced sales revenue at Northern in 1996 as a result of a planned reduction of transition cost recoveries related to the termination of its merchant function pursuant to the Federal Energy Regulatory Commission's (FERC) Order 636. The decrease in revenues from 1994 to 1995 primarily reflects completion of the recovery of certain transition costs by Northern. Transport revenues were virtually unchanged in 1996 after declining 9% in 1995 as compared to the prior year. Transport volumes for Northern and Transwestern totaled 5.9 trillion British thermal units per day (TBtu/d) in 1996, 5.6 TBtu/d in 1995 and 5.5 TBtu/d in 1994. Higher revenues from increased transport volumes were more than offset by the reduction in average transport rates due in part to the reduction of certain transition cost recoveries.

   EOTT.   Net revenues from EOTT decreased $28 million in 1995
as a result of the reduced ownership interest effective in March
1994.  See Note 8 to the Consolidated Financial Statements.

Cost of Gas and Other Products Sold
   The cost of gas and other products sold by the transportation and operation segment decreased by $37 million (90%) during 1996 as compared to 1995 and $31 million (43%) during 1995 as compared to 1994 primarily as a result of decreased gas purchases following the termination of the merchant function by Northern.

Operating Expenses
   Operating expenses of the transportation and operation segment declined $60 million (17%) during 1996 and $81 million (18%) during 1995. The 1996 decline primarily reflects lower operating expenses on the interstate pipelines primarily as a result of favorable resolution of environmental contingencies previously accrued, combined with reduced expenses related to gathering facilities sold during 1995 and the first quarter of 1996 and a decrease in amortization of deferred contract reformation costs by Northern. The 1995 decline primarily reflects a decrease of $64 million in amortization of deferred contract reformation costs due to the completion by Northern of the recovery of certain transition costs in early 1995, combined with lower transmission, compression and storage transition costs. Additionally, operating expenses decreased as a result of the decreased ownership interest in EOTT. These declines were partially offset by $39 million in regulatory and contingency adjustments in 1995.

Other Income and Deductions
   Equity in earnings of unconsolidated subsidiaries increased by $24 million to $47 million during 1996 as compared to 1995 after decreasing by $26 million (53%) during 1995 as compared to 1994. Earnings from EOTT increased to $9 million in 1996 compared with a loss of $23 million in 1995, which included a $19 million charge to reflect the discontinuance of EOTT's West Coast processing and asphalt marketing operations in 1995. The increase in equity earnings in 1996 was partially offset by decreased earnings from Enron's interest in Trailblazer Pipeline Company due to the recognition in 1995 of income from a settlement with a transportation customer.

   Other income, net, of $156 million was realized in 1996 as compared to $37 million in 1995 and $27 million in 1994. The 1996 amount includes $94 million in gains related to the disposition of non-strategic natural gas gathering facilities and $18 million of income from the favorable resolution of litigation. The 1995 amount includes $67 million in gains from the sale of gathering assets and a processing facility, partially offset by $42 million in regulatory and contingency adjustments.

Outlook
   The transportation and operation segment should continue to provide stable earnings and cash flows during 1997. Various expansion projects underway or proposed by the Enron Gas Pipeline Group should enhance future earnings when completed. Northern filed with the FERC for an expansion project that will increase peak day firm transportation service into the U.S. upper midwest markets by approximately 350 million cubic feet of gas per day (MMcf/d) over the next five years. Additionally, Enron Gas Pipeline Group will continue to concentrate on reducing its overall cost structure and Enron Ventures Corp. will actively promote engineering and construction services to provide incremental earnings.

   During the first quarter of 1997, Enron completed sales of the stock of Enron Liquids Pipeline Company, the general partner and 15% owner and operator of Enron Liquids Pipeline, L.P., and the stock of Enron Louisiana Energy Company. Also during the first quarter of 1997, Enron announced that it had agreed to sell its Bushton, Kansas natural gas processing facility and its Hugoton Basin gathering assets in Kansas. This transaction is expected to close during the first half of 1997.

Domestic Gas and Power Services
   The domestic gas and power activities are conducted primarily by Enron Capital & Trade Resources (ECT) and include the marketing, purchasing and financing of natural gas, natural gas liquids, crude oil, electricity and other energy commodities and the management of the portfolio of commitments arising from these activities. In addition, Enron Energy Services has been created to serve the retail natural gas and electricity markets.

   ECT's services can be categorized into three business lines:
Cash and Physical, Risk Management and Finance. The following table reflects IBIT for each business line:

(In Millions)                             1996  1995  1994

Cash and Physical                         $243  $146  $170
Risk Management                            105   193   151
Finance                                     77    31    13
Unallocated expenses                      (145) (138) (132)
  Total before non-recurring charge        280   232   202
Charge for clean fuels plant operations      -   (75)    -
  Total                                   $280  $157  $202

   The following discussion analyzes the contributions to IBIT and the outlook for each of the business lines.

   Cash and Physical.   The cash and physical operations include
earnings from physical contracts of one year or less involving marketing and transportation of natural gas, liquids, electricity and other commodities, earnings from the management of ECT's contract portfolio and earnings related to the physical assets of ECT. Also included in this line of business are the effects of actual settlements of ECT's long-term physical and notional quantity based contracts.

   ECT markets a substantial quantity of energy commodities as reflected in the following table (including intercompany amounts):

                                           1996    1995    1994

Natural gas and crude oil
Physical/notional quantities (BBtue/d)(a)
  Firm(b)                                  6,435   5,392   4,895
  Interruptible                            2,578   2,255   2,039
  Transport volumes                          544     580     538
     Subtotal                              9,557   8,227   7,472
  Financial settlements (notional)        35,259  32,938  16,459
     Total                                44,816  41,165  23,931
Electricity (Thousand megawatt hours)
  Owned production                         3,122   3,441   3,481
  Transaction volumes marketed            60,150   7,767   1,221

(a) Billion British thermal units equivalent per day.
(b) Commitments to deliver a specified volume of gas at a fixed or market responsive price.

   The earnings from this business increased 66% in 1996 primarily due to earnings from higher natural gas volumes and margins and increased earnings from the management of ECT's portfolio of contracts. Earnings from the marketing and processing of natural gas liquids also increased in 1996. These increases were partially offset by a decrease in earnings from natural gas assets. Electricity volumes substantially increased as ECT continued to expand its role as an electricity marketer.

   The earnings from cash and physical operations decreased 14% in 1995 as compared to 1994 as a result of lower margins in liquids marketing and an increase in clean fuels operating expenses. Earnings from the marketing of physical natural gas also declined in 1995 as compared to 1994 due to lower margins in all but the fourth quarter. Partially offsetting these declines in earnings were increased earnings from electricity marketing, the sale of certain physical assets and the management of ECT's contract portfolio.

   During 1997, ECT anticipates continued growth in the cash and physical business over the 1996 results. The existence of its substantial portfolio of contracts as well as the ability to benefit from the relationships between the financial and physical markets and the natural gas and electricity markets provide substantial opportunities for earnings. Continued seasonal volatility of natural gas prices will provide additional opportunities for increased earnings.

   Risk Management.   ECT's risk management operations consist of
long-term energy commodity contracts (transactions greater than one year). ECT originates new contracts for customers in the energy industry and evaluates and restructures its existing contracts on an on-going basis to develop additional products and services to meet its customers' changing needs. Fixed price contract market activity totaled 3,671 trillion British thermal units equivalent (TBtue), 5,952 TBtue and 6,615 TBtue for 1996, 1995 and 1994, respectively.

   Earnings from this business decreased 46% in 1996 as compared to 1995 primarily due to lower originations from long-term contracts with utilities and independent power producers (IPPs). Earnings from the restructuring of existing long-term contracts were also lower in 1996 as compared to 1995. These decreases were partially offset by increased originations with IPPs in the European market.

   Earnings from risk management increased 28% in 1995 as compared to 1994 due primarily to earnings related to the restructuring of existing long-term contracts with IPPs and local distribution companies. Growth in originations from the Canadian operations also contributed to the earnings increase. For 1995, originations with utilities were lower than in 1994.

   ECT expects earnings from risk management to increase in 1997 as compared to 1996 as it continues to pursue opportunities in the European marketplace and continues to increase integration of financial products and its energy commodity portfolio, resulting in highly structured transactions.

   Finance.   ECT's finance operations provide a variety of
capital products to the energy sector including volumetric production payments, loans and equity investments. These products are offered by ECT directly or through ECT ventures such as Joint Energy Development Investments Limited Partnership
(JEDI). JEDI is a limited partnership 50% owned by Enron which was formed to acquire and own energy investments. Financings arranged and production payments were $755 million, $382 million and $503 million in 1996, 1995 and 1994, respectively.

   Earnings from the finance operations increased 148% in 1996 compared to 1995 primarily due to increased earnings from its equity investment in JEDI, which benefited from favorable conditions in the equity markets.

   Earnings from the finance operations increased 138% in 1995 compared with 1994 due primarily to the partial sale of ECT's interests in certain equity investments and earnings associated with the restructuring of long-term gas supply contracts with an IPP. This was partially offset by lower earnings from production payments arranged.

   In 1997, ECT will continue to expand its products and services in its role as a full-service provider of various types of capital. In addition, earnings are expected from equity-based investments which are carried by JEDI at fair value and are therefore subject to market fluctuations.

   Unallocated Expenses.   ECT's net unallocated expenses such as
rent, systems expenses and other support group costs increased in both 1996 and 1995 due to continued expansion into new markets and system upgrades. ECT expects its unallocated expenses to increase during 1997 as it continues to expand into new markets.

   Charge for Clean Fuels Plant Operations.   During the fourth
quarter of 1995, ECT provided for expected losses of $75 million on its clean fuels plant operations resulting from higher natural gas prices and lower MTBE prices because of soft demand for MTBE.

International Operations and Development
   Enron's international operations and development activities are conducted by Enron International (EI). Such activities include the development of power, pipeline and other energy infrastructure in emerging markets. Additionally, EI manages and operates the projects once commercial operation has been achieved. The segment includes results of Enron Global Power & Pipelines L.L.C. (EPP) and Enron Americas, Inc. IBIT for this group totaled $152 million in 1996, $142 million during 1995 and $148 million in 1994. The following discussion analyzes the significant changes in the various components of IBIT for this segment.

Net Revenues
   Revenues net of cost of sales for the international operations and development segment decreased by $55 million (27%) in 1996 as compared to 1995 after increasing $32 million (19%) during 1995. The decline in net revenues in 1996 primarily reflects the inclusion in 1995 of $48 million of revenues realized as a result of the satisfaction of Enron's support obligations related to the formation of EPP as well as the effect of transferring certain liquids marketing operations to the domestic gas and power services segment in January 1996. In addition to revenues from asset management and operations and international development activities, net revenues in 1996 included $31 million from the promotion of a portion of Enron's interest in its power assets at Teesside in the United Kingdom, compared with $24 million and $28 million recognized on similar transactions related to power and liquids processing assets at Teesside in 1995 and 1994, respectively. The increase in net revenues in 1995 primarily reflects marketing revenues and increased international development and asset management revenues, partially offset by lower revenues recognized in connection with the formation of EPP.

Costs and Expenses
   Operating expenses for this segment decreased $26 million (27%) during 1996 after increasing $16 million (21%) during 1995. The decrease in 1996 was primarily due to the transfer of marketing operations previously discussed, partially offset by increased international activities. The increase in 1995 was primarily a result of higher operating expenses incurred in connection with increased activities in the power operations area.

   Depreciation expense of this segment decreased $12 million (44%) in 1996 as compared to 1995 primarily due to the transfer of marketing operations. Depreciation expense increased $12 million (80%) during 1995 as compared to 1994 as a result of increased international project activities.

Other Income and Deductions
   Equity in earnings of unconsolidated subsidiaries of the international operations and development segment increased $26 million to $84 million in 1996, primarily as a result of increased earnings from Teesside and international power and pipeline projects which became operational in 1996. Equity in earnings of unconsolidated subsidiaries increased $13 million (29%) during 1995 as compared to 1994 primarily as a result of increased earnings from Teesside and improved results from Enron Americas' Venezuelan manufacturing operations.

   Other income, net, was $10 million in 1996, $9 million in 1995 and $30 million in 1994. The 1994 amount included foreign currency gains realized by Enron Americas.

Outlook
   The objective of EI is to develop, finance, own and operate integrated energy projects in emerging markets through the utilization of Enron's extensive portfolio of products and services. Growth opportunities in the emerging international markets are expected to result from the current and projected demand for energy infrastructure and merchant, finance and risk management services.

Exploration and Production
   Enron's exploration and production operations are conducted by Enron Oil & Gas Company (EOG). IBIT of the exploration and production segment totaled $200 million during 1996 as compared to $241 million during 1995 and $198 million during 1994.

   Wellhead volume and price statistics (including intercompany amounts) are as follows:

                                                1996     1995     1994

Natural gas volumes (MMcf/d)(a)
  North America(b)                               706      636      686
  Trinidad                                       124      107       63
     Total                                       830      743      749
Average natural gas prices ($/Mcf)
  North America(c)                             $1.92    $1.34    $1.68
  Trinidad                                      1.00     0.97     0.93
     Composite                                  1.78     1.29     1.62
Crude oil/condensate volumes (MBbl/d)(a)
  North America                                 11.6     11.5     10.0
  Trinidad                                       5.2      5.1      2.5
  India                                          2.8      2.5      0.1
     Total                                      19.6     19.1     12.6
Average crude oil/condensate prices ($/Bbl)
  North America                               $21.08   $17.09   $15.65
  Trinidad                                     19.76    16.07    15.50
  India                                        20.17    16.81    15.70
     Composite                                 20.60    16.78    15.62

(a) Million cubic feet per day or thousand barrels per day, as applicable.
(b) Includes an annual average of 48 MMcf/d in 1996, 1995 and 1994 delivered under the terms of a volumetric production payment agreement effective October 1, 1992, as amended.
(c) Includes an average equivalent wellhead value of $1.17 per Mcf in 1996, $0.80 per Mcf in 1995 and $1.27 per Mcf in 1994 for the volumes detailed in Note (b) above, net of transportation costs.

   The following analyzes the significant changes in the various components of IBIT for the exploration and production segment:

(In Millions)                       1996   1995    1994

Net revenues                        $726   $693    $661
Operating expenses                   133    126     112
Exploration expenses                  89     79      84
Depreciation, depletion and
 amortization                        251    216     242
Taxes, other than income taxes        48     32      28
   Operating income                  205    240     195
Other income, net                     (5)     1       3
   IBIT                             $200   $241    $198

Net Revenues
   The exploration and production segment's revenues net of gas sold in connection with natural gas marketing increased $33 million (5%) in 1996 and $32 million (5%) in 1995. The 1996 increase was primarily as a result of increased wellhead natural gas prices and volumes. These volumes increased primarily as a result of eliminating voluntary curtailments in the United States in 1996 due to significant increases in wellhead natural gas prices. Other marketing activities, which include hedging, trading and natural gas marketing transactions by EOG, provided $4 million in net revenues in 1996, compared with $105 million in 1995.

   During 1995, the impact of reduced wellhead natural gas prices and volumes, due primarily to voluntary curtailments of wellhead natural gas volumes, was more than offset by increased earnings from other marketing activities. Wellhead crude oil and condensate average prices and volumes increased in 1995, primarily reflecting new production onstream offshore India and higher volumes offshore Trinidad and in North America. Other marketing activities provided $105 million in net revenues in 1995, compared with $50 million in 1994.

   Hedges placed by Enron on commodity positions not hedged by EOG resulted in a loss of $4 million in 1996 compared with gains of $45 million in 1995 and $35 million in 1994. Net revenues also include gains on sales of oil and gas reserves and related assets of $20 million in 1996, $63 million in 1995 and $54 million in 1994.

Costs and Expenses
   Operating expense, depreciation, depletion and amortization (DD&A) and taxes other than income taxes increased in 1996 due primarily to the increased production activity. Operating expenses and taxes other than income taxes were higher in 1995 compared to 1994 due to international production activity, while DD&A declined in that period due to the decline in North America volumes, which have a higher DD&A rate.

Outlook
   EOG plans to continue to focus a substantial portion of its development and certain exploration expenditures in its major producing areas in North America. However, EOG anticipates spending an increasing part of its available funds in the further development of opportunities in India, Venezuela and Trinidad.
In addition, EOG will continue limited exploratory expenditures in new areas outside of North America.

Corporate and Other
   The corporate and other segment's IBIT was $36 million in 1996 and $266 million in 1995 as compared to expense of $7 million in 1994. Results from this segment in 1996 and 1995 reflect income of $178 million and $367 million, respectively, primarily related to the sale of 12 million and 31 million outstanding shares of EOG stock held by Enron, which reduced Enron's interest in EOG from 80% to 53% (see Note 16 to the Consolidated Financial Statements). In a separate transaction, Enron entered into a total return equity swap on 7.8 million shares of EOG. The effect of this transaction is to expose Enron to future changes in EOG's market value related to the 7.8 million shares.
The 1996 results included an $83 million reserve related to the required disposition of certain assets in connection with the planned merger with Portland General Corporation. See "Capitalization" below. The 1995 results also included amounts recognized following the resolution of certain litigation, partially offset by $74 million of charges primarily related to the conversion of a compensation plan to more closely align employees' interests to Enron common stock.

Interest and Related Charges, net
   Interest and related charges, net, is shown on the Consolidated Income Statement net of interest capitalized of $12 million, $10 million and $10 million during 1996, 1995 and 1994, respectively. The net expense decreased $10 million in 1996 after increasing $11 million in 1995. The 1996 decrease was primarily due to lower average interest rates combined with lower average debt balances. The 1995 increase was primarily due to higher debt levels and increased interest rates.

Dividends on Company-Obligated Preferred Stock of Subsidiaries
   Dividends on company-obligated preferred stock of subsidiaries increased from $20 million in 1994 to $32 million in 1995 and $34 million in 1996, primarily due to the issuance of $215 million of additional preferred stock by Enron subsidiaries. See Note 9 to the Consolidated Financial Statements.

Minority Interests
   Minority interests increased $31 million in 1996 compared to 1995, primarily due to the reduction of Enron's interest in EOG from 80% in late 1995 to 53% in December 1996 following the sales in 1996 and December 1995 of an aggregate 43 million shares of EOG common stock held by Enron. Minority interests increased $13 million during 1995 as compared to 1994 primarily as a result of the sale in the fourth quarter of 1994 of approximately 48% of Enron's interest in EPP.

Income Tax Expense
   Income tax expense decreased during 1996 as compared to 1995 after increasing during 1995 as compared to 1994. The 1996 income tax provision includes benefits from the reduction of the deferred income tax liability due to the reevaluation of Federal and state deferred tax requirements. Income tax expense increased during 1995 compared to the prior year due to increased pretax income, a decrease in tight gas sand Federal tax credits and the higher effective tax rate on the sale of EOG shares by Enron in 1995.

FINANCIAL CONDITION

Cash Flows

(In Millions)                 1996      1995       1994

Cash provided by (used in):
   Operating activities     $ 1,040     $(15)     $ 460
   Investing activities      (1,230)      13       (560)
   Financing activities         331      (15)        92

   Net cash provided by operating activities increased in 1996 primarily as a result of reduced working capital requirements reflecting increased trade payables combined with an increase in the sale of trade receivables at year end 1996 as compared to 1995. Cash from operating activities declined during 1995 as a result of increased working capital requirements. The change in working capital requirements in 1995 primarily reflects a higher level of year-end receivables as a result of reduced sales of receivables under Enron's receivables sales program and increased customer receivables due to a higher level of year-end activity. The impact of higher receivables was partially offset by increased year-end trade payables.

   Net cash used in investing activities in 1996 reflects equity investments of $761 million and property additions of $855 million. Equity investments in 1996 primarily include investments in international power and pipeline projects, EOTT and JEDI. These uses of cash were offset by proceeds of $477 million from sales of assets, including 12 million shares of EOG common stock held by Enron and non-strategic gathering and processing assets. Net cash provided by investing activities in 1995 reflects proceeds from asset sales of $996 million largely offset by property additions of $731 million and equity investments of $170 million. Asset sales during 1995 included the sale of 31 million shares of EOG common stock held by Enron as well as sales of oil and gas properties and non-strategic processing and gathering assets. Equity investments primarily include investments in international power and pipeline projects and in JEDI.

   Primary cash inflows from financing activities during 1996 included $576 million from the issuance of short- and long-term debt, $215 million from the issuance of preferred stock by subsidiary companies and $102 million from the issuance of Enron common stock. Cash outflows included $294 million for the repayment of debt combined with cash dividend payments of $281 million. During 1995 cash inflows from the issuance of long-term debt totaled $967 million. These inflows were more than offset by a $698 million decrease in combined short- and long-term debt, cash dividend payments of $254 million and a net $64 million repurchase of Enron Corp. common stock under the terms of Enron's stock repurchase authorization.

Working Capital
   At December 31, 1996, Enron had working capital of $271 million. Should a working capital deficit occur, Enron would be able to fund such a deficit through the utilization of credit facilities which, at December 31, 1996, provided for up to $1.9 billion of committed and uncommitted credit, of which $191 million was outstanding at December 31, 1996. Certain of the credit agreements contain prefunding covenants. However, such covenants are not expected to materially restrict Enron's access to funds under these agreements. In addition, Enron sells commercial paper and has agreements to sell trade accounts receivable, thus providing financing to meet seasonal working capital needs. Management believes that the sources of funding described above are sufficient to meet short- and long-term liquidity needs not met by cash flows from operations.

Capital Expenditures
   Capital expenditures by operating segment are detailed as follows:

                                  1997
(In Millions)                   Estimate  1996   1995    1994

Transportation and Operation      $260    $187   $129    $125
Domestic Gas and Power Services    140     112    118      83
International Operations and
 Development                        10      33     58      14
Exploration and Production(a)      500     540    464     442
Corporate and Other                 30       6      8       5
  Total                           $940    $878   $777    $669

(a) Excludes exploration expenses of $100 million (estimate), $68 million, $55 million and $59 million for 1997, 1996, 1995 and 1994, respectively.

   Capital expenditures increased $101 million during 1996 as compared to 1995 primarily as a result of increased expenditures in the exploration and production segment reflecting increased development expenditures in the United States and India, partially offset by reduced development expenditures in Trinidad.

   Capital expenditures during 1997 are expected to total approximately $940 million. However, the overall level of capital spending as well as spending by individual business segments will vary depending upon conditions in the energy markets and other related economic conditions. In addition, equity investments are expected to be approximately $660 million, primarily relating to equity financing activities by ECT and expenditures in the international segment in connection with power and pipeline projects. Management believes that the capital spending program will be funded by a combination of internally generated funds, proceeds from dispositions of selected assets and long- and short-term borrowings.

Capitalization
   Total capitalization at December 31, 1996 was $8.4 billion. Debt as a percentage of total capitalization decreased to 39.8% at December 31, 1996 as compared to 42.8% at December 31, 1995. The improvement primarily reflects increased retained earnings. Assuming the mandatory conversion in late 1998 of 10.5 million Exchangeable Notes into EOG shares held by Enron, the pro-forma debt to capitalization percentage would be approximately 37.8% at December 31, 1996.

   Enron has signed an agreement to merge with Portland General Corporation (PGC) in a stock-for-stock transaction. Enron proposes to issue approximately 51 million common shares to shareholders of PGC in a one for one exchange of shares, as a result of which Enron will be the surviving corporation. The merger is conditioned, among other things, upon securing certain regulatory approvals. See Note 2 to the Consolidated Financial Statements.

                      INFORMATION REGARDING
                   FORWARD LOOKING STATEMENTS

   This Annual Report includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Although Enron believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include political developments in foreign countries, the pace of deregulation of retail natural gas and electricity markets in the United States, the timing and extent of changes in commodity prices for crude oil, natural gas, electricity and interest rates, the extent of EOG's success in acquiring oil and gas properties and in discovering, developing and producing reserves, the timing and success of Enron's efforts to develop international power, pipeline and other infrastructure projects and conditions of the capital markets and equity markets during the periods covered by the forward looking statements.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Enron Corp.:

We have audited the accompanying consolidated balance sheet of Enron Corp. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, cash flows and changes in shareholders' equity accounts for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Enron Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enron Corp. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations, cash flows and changes in shareholders' equity accounts for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.





                         Arthur Andersen LLP

Houston, Texas
February 17, 1997

                  ENRON CORP. AND SUBSIDIARIES
                  CONSOLIDATED INCOME STATEMENT

                                          Year Ended December 31,
(In Millions, Except Per Share Amounts)  1996      1995      1994

Revenues
  Natural gas, electricity and other
   products                            $12,137    $7,708    $7,519
  Transportation                           707       692       754
  Other                                    445       789       711
     Total Revenues                     13,289     9,189     8,984
Costs and Expenses
  Cost of gas, electricity and
   other products                       10,478     6,733     6,517
  Operating expenses                     1,421     1,218     1,124
  Oil and gas exploration expenses          89        79        84
  Depreciation, depletion and
   amortization                            474       432       441
  Taxes, other than income taxes           137       109       102
     Total Costs and Expenses           12,599     8,571     8,268
Operating Income                           690       618       716
Other Income and Deductions
  Equity in earnings of unconsolidated
   subsidiaries                            215        86       112
  Other income, net                        333       461       116
Income Before Interest, Minority
 Interests and Income Taxes              1,238     1,165       944
Interest and Related Charges, net          274       284       273
Dividends on Company-Obligated Preferred
 Stock of Subsidiaries                      34        32        20
Minority Interests                          75        44        31
Income Taxes                               271       285       167
Net Income                                 584       520       453
Preferred Stock Dividends                   16        16        15
Earnings on Common Stock               $   568    $  504    $  438
Earnings Per Share of Common Stock
  Primary                              $  2.31    $ 2.07    $ 1.80
  Fully Diluted                        $  2.16    $ 1.94    $ 1.70

Average Number of Common Shares Used
 in Primary Computation                    246       244       243

The accompanying notes are an integral part of these consolidated financial statements.

                ENRON CORP. AND SUBSIDIARIES
                 CONSOLIDATED BALANCE SHEET

                                             December 31,
(In Millions)                              1996         1995

ASSETS
Current Assets
  Cash and cash equivalents              $   256     $   115
  Trade receivables (net of allowance
   for doubtful accounts of $6 and
   $12, respectively)                      1,841       1,116
  Other receivables                          328         311
  Transportation and exchange gas
   receivable                                 86         150
  Inventories                                164         111
  Assets from price risk management
   activities                                841         580
  Other                                      463         344
     Total Current Assets                  3,979       2,727

Investments and Other Assets
  Investments in and advances to
   unconsolidated subsidiaries             1,701       1,217
  Assets from price risk management
   activities                              1,632       1,197
  Other                                    1,713       1,230
     Total Investments and Other Assets    5,046       3,644

Property, Plant and Equipment, at cost
  Transportation and operation             3,554       3,640
  Domestic gas and power services          3,853       3,797
  International operations and
   development                               104         182
  Exploration and production, successful
   efforts accounting                      3,753       3,381
  Corporate and other                         84         107
                                          11,348      11,107
  Less accumulated depreciation,
   depletion and amortization              4,236       4,239
     Net Property, Plant and Equipment     7,112       6,868

Total Assets                             $16,137     $13,239

The accompanying notes are an integral part of these consolidated financial statements.

                ENRON CORP. AND SUBSIDIARIES
                 CONSOLIDATED BALANCE SHEET

(In Millions, Except Per                         December 31,
 Share Amounts and Shares)                      1996      1995

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable                            $ 1,955   $ 1,021
  Transportation and exchange gas
   payable                                         80       144
  Accrued taxes                                    70       121
  Accrued interest                                 56        52
  Liabilities from price risk
   management activities                        1,029       708
  Other                                           518       386
     Total Current Liabilities                  3,708     2,432

Long-Term Debt                                  3,349     3,065
Deferred Credits and Other Liabilities
  Deferred income taxes                         2,290     2,186
  Liabilities from price risk
   management activities                          980       590
  Other                                           740       875
     Total Deferred Credits and
      Other Liabilities                         4,010     3,651
Commitments and Contingencies
 (Notes 2, 3, 8, 13, 14 and 15)
Minority Interests                                755       549
Company-Obligated Preferred Stock
 of Subsidiaries                                  592       377
Shareholders' Equity
  Preferred stock, cumulative, $100 par
   value, 1,500,000 shares authorized,
   no shares issued                                 -         -
  Second preferred stock, cumulative, $1 par
   value, 5,000,000 shares authorized,
   1,370,714 shares and 1,375,494 shares
   of Cumulative Second Preferred Convertible
   Stock issued, respectively                     137       138
  Preference stock, cumulative, $1 par value,
   10,000,000 shares authorized, no shares
   issued                                           -         -
  Common stock, $0.10 par value, 600,000,000
   shares authorized, 255,945,304 shares and
   253,860,360 shares issued, respectively         26        25
  Additional paid-in capital                    1,870     1,791
  Retained earnings                             2,007     1,651
  Cumulative foreign currency translation
   adjustment                                    (127)     (153)
  Common stock held in treasury, 821,155
   shares and 2,618,034 shares, respectively      (30)      (93)
  Other (including Flexible Equity Trust)        (160)     (194)
     Total Shareholders' Equity                 3,723     3,165

Total Liabilities and Shareholders' Equity    $16,137   $13,239

The accompanying notes are an integral part of these consolidated financial statements.

                       ENRON CORP. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF CASH FLOWS


                                              Year Ended December 31,
(In Millions)                                 1996      1995      1994

Cash Flows From Operating Activities
Reconciliation of net income to net
 cash provided by (used in) operating
 activities
  Net income                               $   584     $ 520     $ 453
  Depreciation, depletion and
   amortization                                474       432       441
  Oil and gas exploration expenses              89        79        84
  Deferred income taxes                        207       216        93
  Gains on sales of assets                    (274)     (530)      (91)
  Regulatory, litigation and other
   contingency adjustments                      23       112       (25)
  Changes in components of working
   capital                                     142      (834)     (142)
  Net assets from price risk management
   activities                                   15       (98)     (153)
  Amortization of production payment
   transaction                                 (43)      (43)      (43)
  Other, net                                  (177)      131      (157)
Net Cash Provided by (Used in) Operating
 Activities                                  1,040       (15)      460
Cash Flows From Investing Activities
  Proceeds from sales of investments and
   other assets                                477       996       440
  Additions to property, plant and
   equipment                                  (855)     (731)     (661)
  Equity investments                          (761)     (170)     (272)
  Other, net                                   (91)      (82)      (67)
Net Cash Provided by (Used in)
 Investing Activities                       (1,230)       13      (560)
Cash Flows From Financing Activities
  Net increase (decrease) in
   short-term borrowings                       217      (250)      115
  Issuance of long-term debt                   359       967       190
  Repayment of long-term debt                 (294)     (448)     (162)
  Issuance of company-obligated
   preferred stock of subsidiaries             215         -       163
  Issuance of common stock                     102        20        67
  Dividends paid                              (281)     (254)     (231)
  Net acquisition (disposition) of
   treasury stock                                5       (64)      (41)
  Other, net                                     8        14        (9)
Net Cash Provided by (Used in)
 Financing Activities                          331       (15)       92
Increase (Decrease) in Cash and Cash
 Equivalents                                   141       (17)       (8)
Cash and Cash Equivalents, Beginning
 of Year                                       115       132       140
Cash and Cash Equivalents, End of Year     $   256     $ 115     $ 132

Changes in Components of Working Capital
  Receivables                              $  (678)    $(639)    $(250)
  Inventories                                  (53)       27       (25)
  Payables                                     870       126       (92)
  Accrued taxes                                (51)       30        12
  Accrued interest                               4        (7)        5
  Other                                         50      (371)      208
     Total                                 $   142     $(834)    $(142)

The accompanying notes are an integral part of these consolidated financial statements.

                       ENRON CORP. AND SUBSIDIARIES
    CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY ACCOUNTS

(Dollars in Millions, Except Per           1996               1995              1994
 Share Amounts; Shares in Thousands)  Shares   Amount    Shares   Amount    Shares   Amount

Cumulative Second Preferred
 Convertible Stock
  Balance, beginning of year           1,375   $  138     1,405   $  141     1,497   $  150
  Exchange of common stock
   for convertible preferred stock        (4)      (1)      (30)      (3)      (92)      (9)
  Balance, end of year                 1,371   $  137     1,375   $  138     1,405   $  141
Common Stock
  Balance, beginning of year         253,860   $   25   253,070   $   25   249,095   $   25
  Exchange of common stock
   for convertible preferred stock        19        -       219        -     1,252        -
  Issuances related to benefit
   and dividend reinvestment plans         -        -       197        -     1,303        -
  Sales of common stock                2,066        1       374        -     1,420        -
  Balance, end of year               255,945   $   26   253,860   $   25   253,070   $   25
Additional Paid-in Capital
  Balance, beginning of year                   $1,791             $1,788             $1,708
  Exchange of common stock
   for convertible preferred stock                 (1)                (3)                 9
  Issuances related to benefit
   and dividend reinvestment plans                (16)                (5)                30
  Sales of common stock                           109                 15                 51
  Other                                           (13)                (4)               (10)
  Balance, end of year                         $1,870              $1,791            $1,788
Retained Earnings
  Balance, beginning of year                   $1,651              $1,351            $1,105
  Net income                                      584                 520               453
  Cash dividends
     Common stock ($0.8625, $0.8125
      and $0.7625 per share, in 1996,
      1995 and 1994, respectively)               (212)              (204)              (192)
     Preferred stock ($11.7750,
      $11.0922 and $10.6054 per
      share in 1996, 1995 and 1994,
      respectively)                               (16)               (16)               (15)
  Balance, end of year                         $2,007              $1,651            $1,351
Cumulative Foreign Currency
 Translation Adjustment
  Balance, beginning of year                   $ (153)             $ (159)           $ (139)
  Translation adjustments                          26                   6               (20)
  Balance, end of year                         $ (127)             $ (153)           $ (159)
Treasury Stock
  Balance, beginning of year          (2,618)  $  (93)   (1,395)   $  (41)       -   $    -
  Shares acquired                     (2,226)     (85)   (3,496)     (118)  (1,898)     (56)
  Exchange of common stock
   for convertible preferred stock        46        2       183         5        -        -
  Issuances related to benefit
   and dividend reinvestment plans     2,249       81     2,090        61       48        1
  Sales of treasury stock              1,728       65         -         -      455       14
  Balance, end of year                  (821)  $  (30)   (2,618)   $  (93)  (1,395)  $  (41)
Other
  Balance, beginning of year                   $ (194)             $ (225)           $ (226)
  Issuances related to benefit
   and dividend reinvestment plans                 34                  30                 1
  Other                                             -                   1                 -
  Balance, end of year                         $ (160)             $ (194)           $ (225)
Total Shareholders' Equity                     $3,723              $3,165            $2,880

The accompanying notes are an integral part of these consolidated financial statements.

                  ENRON CORP. AND SUBSIDIARIES
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Consolidation Policy and Use of Estimates. The accounting and financial reporting policies of Enron Corp. and its subsidiaries conform to generally accepted accounting principles and prevailing industry practices. The consolidated financial statements include the accounts of all majority-owned subsidiaries of Enron Corp. after the elimination of significant intercompany accounts and transactions. Investments in unconsolidated subsidiaries are accounted for by the equity method.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   "Enron" is used from time to time herein as a collective reference to Enron Corp. and its subsidiaries and affiliates. In material respects, the businesses of Enron are conducted by Enron Corp.'s subsidiaries and affiliates whose operations are managed by their respective officers.

   Cash Equivalents. Enron records as cash equivalents all highly liquid short-term investments with original maturities of three months or less.

   Inventories. Inventories consisting primarily of natural gas in storage of $73 million and $55 million and crude oil and liquid petroleum products of $84 million and $50 million at December 31, 1996 and 1995, respectively, are priced at the lower of cost or market.

   Depreciation, Depletion and Amortization. The provision for depreciation and amortization with respect to operations other than oil and gas producing activities (see below) is computed using the straight-line or Federal Energy Regulatory Commission
(FERC) mandated method based on estimated economic lives. Composite depreciation rates are applied to functional groups of property having similar economic characteristics.

   Provisions for depreciation, depletion and amortization of proved oil and gas properties are calculated using the units-of-production method. Estimated future dismantlement, restoration and abandonment costs, net of salvage credits, are taken into account in determining depreciation, depletion and amortization.

   Income Taxes. Enron accounts for income taxes using an asset and liability approach under which deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases (see Note 4).

   Earnings Per Share. Primary earnings per share is computed on the basis of the average number of common shares outstanding during the periods. Common shares held by the Enron Corp. Flexible Equity Trust are not included in the computation of earnings per share until such shares are released to fund employee benefits (see Note 10). Dilutive common stock equivalents are not material and are not included in the computation of primary earnings per share. Fully diluted earnings per share is computed based upon the average number of common stock and common stock equivalent shares outstanding plus the average number of common shares issuable upon the assumed conversion of convertible securities.

   Accounting for Price Risk Management. Enron engages in price risk management activities for both trading and non-trading purposes. Activities for trading purposes, generally consisting of services provided to the energy sector through Enron Capital & Trade Resources (ECT), are accounted for using the mark-to-market method. Under such method, changes in the market value of outstanding financial instruments are recognized as gain or loss in the period of change. The market prices used to value these transactions reflect management's best estimate considering various factors including closing exchange and over-the-counter quotations, time value and volatility factors underlying the commitments. The values are adjusted to reflect the potential impact of liquidating Enron's position in an orderly manner over a reasonable period of time under present market conditions.

   Activities for non-trading purposes consist of transactions entered into by Enron's other business units to hedge the impact of market fluctuations on assets, liabilities, production or other contractual commitments. Changes in the market value of these transactions are deferred until the gain or loss on the hedged item is recognized. See Note 3 for further discussion of Enron's price risk management activities.

   Accounting for Oil and Gas Producing Activities. Enron accounts for oil and gas exploration and production activities under the successful efforts method of accounting. Under such method, oil and gas lease acquisition costs are capitalized when incurred. Unproved properties with significant acquisition costs are assessed quarterly on a property-by-property basis and any impairment in value is recognized. Amortization of any remaining costs of such leases begins at a point prior to the end of the lease term depending upon the length of such term. Unproved properties with acquisition costs that are not individually significant are aggregated, and the portion of such costs estimated to be nonproductive, based on historical experience, is amortized over the average holding period. If the unproved properties are determined to be productive, the appropriate related costs are transferred to proved oil and gas properties. Lease rentals are expensed as incurred.

   Oil and gas exploration costs, other than the costs of drilling exploratory wells, are charged to expense as incurred. The costs of drilling exploratory wells are capitalized pending determination of whether the wells have discovered proved commercial reserves. If proved commercial reserves are not discovered, such drilling costs are expensed. The costs of all development wells and related equipment used in the production of crude oil and natural gas are capitalized.

   Gains and losses associated with the sale of crude oil and natural gas reserves in place with related assets are classified as "Other Revenues" in the Consolidated Income Statement.

   Accounting for Development Activity. Enron's project development costs consist of fees, licenses and permits, site testing, bid costs and other charges, including salaries and employee expenses, incurred in developing domestic and international projects. These costs may be recovered through development cost reimbursements from joint venture partners or other third parties, written off against development fees received, or may be included as part of an investment in those ventures where Enron continues to participate. Accumulated costs of project development are otherwise expensed in the period that management determines it is probable that the costs will not be recovered.

   Development revenue results from Enron's participation in the development, construction, operation and ownership of various projects. Revenue from development fees is recognized when realizable under the development agreement. Revenue from long-term construction contracts is recognized using the percentage-of-completion method and is primarily based on project costs incurred compared with total estimated costs. Estimated contract earnings are reviewed and revised periodically as the work progresses. Development and construction revenues earned from joint ventures in which Enron holds an equity interest are deferred to the extent of Enron's ownership interest and recognized over the life of the facility owned by the joint venture on a straight-line basis. Proceeds from the sale of all or part of Enron's investment in development projects are recognized as revenues at the time of sale to the extent that such sales proceeds exceed the proportionate carrying amount of the investment.

   Foreign Currency Translation. For international subsidiaries, asset and liability accounts are translated at year-end rates of exchange and revenue and expenses are translated at average exchange rates prevailing during the year. For subsidiaries whose functional currency is deemed to be other than the U.S. dollar, translation adjustments are included as a separate component of shareholders' equity. Currency transaction gains and losses are recorded in income.

   Reclassifications. Certain reclassifications have been made to the consolidated financial statements for prior years to conform with the current presentation.

2  PROPOSED MERGER

   Enron announced on July 22, 1996 that it had signed an agreement to merge with Portland General Corporation (PGC) in a stock-for-stock transaction. PGC is an electric utility holding company, serving retail electric customers in northwest Oregon as well as wholesale electricity customers throughout the western United States. Enron proposes to issue approximately 51 million common shares to shareholders of PGC in a one for one exchange of shares, as a result of which Enron will be the surviving corporation. Enron will consolidate PGC's debt of approximately $1.1 billion and account for the transaction on a purchase accounting basis.

   In separate shareholder meetings held on November 12, 1996, 75% of the Enron common shares and 77% of PGC common shares were voted in favor of the merger. The merger is conditioned, among other things, upon securing regulatory approval from the Oregon Public Utilities Commission (OPUC) consistent with certain conditions in the Enron/PGC merger agreement. The FERC approved the merger on February 26, 1997. A decision on Enron's merger approval application pending before the OPUC is expected in 1997.

3  PRICE RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

   Trading Activities. Enron, through ECT, offers price risk management services to the energy sector. These services primarily relate to commodities associated with the energy sector (natural gas, crude oil, natural gas liquids and electricity). ECT provides these services through a variety of financial instruments including forward contracts involving physical delivery of an energy commodity, swap agreements, which require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for the commodity, options and other contractual arrangements. ECT also manages interest rate risks and foreign currency risks associated with the fair value of its energy commodities portfolio. A variety of financial instruments, including financial futures, are used for this purpose.

   ECT accounts for these activities using the mark-to-market method of accounting. Under mark-to-market accounting, forwards, swaps, options and other financial instruments with third parties are reflected at market value, net of future servicing costs, with resulting unrealized gains and losses recorded as "Assets and Liabilities From Price Risk Management Activities" in the Consolidated Balance Sheet. Terms regarding cash settlements of these contracts vary with respect to the actual timing of cash receipts and payments. The amounts shown in the Consolidated Balance Sheet related to price risk management activities also include assets or liabilities which arise as a result of the actual timing of settlements related to these contracts. Current period changes in the assets and liabilities from price risk management activities (resulting primarily from newly originated transactions, restructuring and the impact of price movements) are recognized as net gains or losses in "Other Revenues."

   Notional Amounts and Terms.   The notional amounts and terms
of these financial instruments at December 31, 1996 are set forth below (volumes in trillions of British thermal units equivalent
(TBtue), dollars in millions):

                        Fixed Price  Fixed Price     Maximum
                           Payor       Receiver   Terms in years

Energy commodities
  Natural gas              7,562        7,017          18
  Crude oil and liquids      889          556          11
  Electricity                852        2,127          15
Financial products
  Interest rate(a)       $12,530       $1,915          19
  Foreign currency           412          422          18
Equity investments(b)        432          809           5

(a) The interest rate fixed price receiver represents the net notional dollar value of the interest rate sensitive component of the combined commodity portfolio. The interest rate fixed price payor represents the notional contract amount of a portfolio of various financial instruments used to hedge the net present value of the commodity portfolio. For a given unit of price protection, different financial instruments require different notional amounts. For example, approximately $730 million notional strip of Eurodollar futures contracts are equivalent to $100 million of two year U.S. Treasury notes. Although the notional amounts vary, the two instruments offer essentially the same price behavior for a given move in interest rates. Similarly, the Fixed Price Payor and Fixed Price Receiver notional amounts listed above are significantly different but offer the same price risk behavior. Further, because these positions are offsetting, little financial exposure occurs to movements in interest rates.
(b) Includes equity swaps entered into by all of Enron.

   ECT also has sales and purchase commitments associated with contracts based on market prices totaling 4,477 TBtue, with terms extending up to 19 years.

   Notional amounts reflect the volume of transactions but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not accurately measure ECT's exposure to market or credit risks. The maximum terms in years detailed above are not indicative of likely future cash flows as these positions may be offset in the markets at any time in response to the company's risk management needs.

   The volumetric weighted average maturity of ECT's entire portfolio of price risk management activities as of December 31, 1996 was approximately 2.8 years.

   Fair Value. The fair value of the financial instruments as of December 31, 1996, which include energy commodities and the related foreign currency and interest rate instruments, and the average fair value of those instruments held during the year are set forth below:

                             Fair Value         Average Fair Value
                               as of            for the Year Ended
                              12/31/96              12/31/96(a)
(In Millions)           Assets   Liabilities   Assets   Liabilities

Natural gas             $1,959     $1,248      $1,750      $923
Crude oil and liquids      443        578         361       420
Electricity                320        183         182        98

(a) Computed using the ending balance at each month end.

   The net change in the value of ECT's portfolio of price risk management activities for the year ended December 31, 1996, exclusive of the effects of monetizing certain assets from price risk management activities and primarily attributable to financial instruments fixing energy commodity pricing, was $208 million and is included in "Other Revenues". Essentially all of ECT's operations relate to providing price risk management services. Accordingly, earnings for this operating segment appropriately reflect the net gain arising from trading activities for the year ended December 31, 1996.

   Market Risk.   To provide solutions to energy problems
worldwide, ECT serves a diverse customer group that includes independent power producers, industrials, gas and electric utilities, oil and gas producers, financial institutions and other energy marketers. This broad customer mix generates a need for a variety of financial structures, products and terms. This diversity requires ECT to manage, on a portfolio basis, the resulting market risks inherent in these transactions subject to parameters established by Enron's Board of Directors. Market risks are monitored by a risk control group operating separately from the units that create or actively manage these risk exposures to ensure compliance with Enron's stated risk management policies at both the corporate and subsidiary levels. Risk measurement is also supplemented with stress testing and scenario analysis. ECT's fixed price contract portfolio is typically balanced to within an annual average of 1% of the total notional physical and financial transaction volumes marketed.

   ECT measures the risk in its portfolio on a daily basis in accordance with value-at-risk and other methodologies, which simulate forward price curves in the energy markets to estimate the size and probability of future potential losses. The quantification of market risk using value-at-risk provides a consistent measure of risk across diverse energy markets and products. The use of this methodology requires a number of key assumptions including the selection of a confidence level for losses, the holding period chosen for the value-at-risk calculation and the treatment of risks outside the value-at-risk methodologies, including liquidity risk and event risk.

   ECT expresses value-at-risk as a percentage of Enron's earnings based on a 95% confidence level using one day holding periods. On a one day basis as of December 31, 1996, ECT's value-at-risk for its price risk management activities was less than 2% (unaudited) of Enron's total income before interest, minority interests and income taxes. Since this is not an absolute measure of risk under all conditions for all products, ECT performs alternative scenario analyses to estimate the economic impact of a sudden market movement on the value of the trading portfolio (stress testing). The results of the stress testing, along with the professional judgments of experienced business and risk managers, are used to supplement the value-at-risk methodology and capture additional market-related risks, including liquidity, event, concentration and correlation reliance risk.

   Based upon the ongoing policies and controls discussed above, Enron does not anticipate a materially adverse effect on financial position or results of operations as a result of market fluctuations.

   Credit Risk.   Credit risk relates to the risk of loss that
Enron would incur as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations. The counterparties associated with ECT's assets from price risk management activities as of December 31, 1996 and 1995 are summarized as follows:


                         Assets from Price Risk Management Activities
                                       December 31, 1996
                             Investment       Below
(In Millions)                 Grade(a)   Investment Grade   Total

Independent power producers   $  358           $103        $  461
Oil and gas producers            422            369           791
Energy marketers                 466            132           598
Gas and electric utilities       495             29           524
Financial institutions           191              -           191
Industrials                       35             13            48
Other                            108              1           109
  Total                       $2,075           $647         2,722
  Credit and other reserves                                  (249)
  Assets from price risk
   management activities(b)                                $2,473

                         Assets from Price Risk Management Activities
                                       December 31, 1995
                             Investment       Below
(In Millions)                 Grade(a)   Investment Grade   Total

Independent power producers   $  573           $105        $  678
Oil and gas producers            318            109           427
Energy marketers                 132            103           235
Gas and electric utilities       234             45           279
Financial institutions            38              5            43
Industrials                       35             43            78
Other                            202             42           244
  Total                       $1,532           $452         1,984
  Credit and other reserves                                  (207)
  Assets from price risk
   management activities(b)                                $1,777

(a) "Investment Grade" is primarily determined using publicly available credit ratings along with consideration of collateral, which encompass standby letters of credit, parent company guarantees and property interests, including oil and gas reserves. Included in "Investment Grade" are counterparties with a minimum Standard & Poor's or Moody's rating of BBB- or Baa3, respectively.
(b) Two and three customers' exposures at December 31, 1996 and 1995, respectively, comprise greater than 5% of Assets From Price Risk Management Activities. All are included above as Investment Grade.

   This concentration of counterparties may impact ECT's overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions.

   ECT maintains credit policies with regard to its counterparties that management believes significantly minimize overall credit risk. These policies include an evaluation of potential counterparties' financial condition (including credit rating), collateral requirements under certain circumstances and the use of standardized agreements which allow for the netting of positive and negative exposures associated with a single counterparty.

   ECT maintains a credit reserve which is based on management's evaluation of the credit risk of the overall portfolio. This reserve is objectively determined using an implied risk profile based on the difference between risk-free rates of return and each counterparty's cost of borrowing. This implied risk is then used to evaluate the exposure (based on current market value) to each counterparty adjusted for collateral provisions and overall concentration of exposure. Based on ECT's policies, its exposures and the credit reserve, Enron does not anticipate a materially adverse effect on financial position or results of operations as a result of counterparty nonperformance.

   Non-Trading Activities. Enron's other businesses also enter into forwards, swaps and other contracts primarily for the purpose of hedging the impact of market fluctuations on assets, liabilities, production or other contractual commitments.
Changes in the market value of these hedge transactions are deferred until the gain or loss is recognized on the hedged item. For example, interest rate swaps and options are utilized to synthetically convert floating rate liabilities to fixed and to convert fixed rate liabilities to floating. Natural gas and crude oil swaps and options are utilized to alter Enron's consolidated exposure to price fluctuations in the exploration and production segment of the business.

   Interest Rate Swaps. At December 31, 1996, Enron had entered into interest rate swap agreements with a notional principal amount of $3.6 billion to manage interest rate exposure. Swap agreements relating to notional amounts of $1.9 billion and $1.7 billion are scheduled to terminate in 1998 and thereafter, respectively.

   Energy Commodity Price Swaps. At December 31, 1996, Enron was a party to energy commodity price swaps covering 10 TBtu, 100 TBtu and 161 TBtu of natural gas for the years 1997, 1998 and the period 1999 through 2004, respectively, and 2 million, 2 million and 1 million barrels of crude oil for the years 1997, 1998 and the period 1999 through 2000, respectively.

   Credit Risk. While notional amounts are used to express the volume of various derivative financial instruments, the amounts potentially subject to credit risk, in the event of nonperformance by the third parties, are substantially smaller. Counterparties to the forwards, futures and other contracts discussed above are investment grade financial institutions. Accordingly, Enron does not anticipate any material impact to its financial position or results of operations as a result of nonperformance by the third parties on financial instruments related to non-trading activities.

   Financial Instruments. The carrying amounts and estimated fair values of Enron's financial instruments, excluding trading activities which are marked to market, at December 31, 1996 and 1995 were as follows:

                                       1996                  1995
                                Carrying  Estimated   Carrying  Estimated
(In Millions)                    Amount   Fair Value   Amount   Fair Value

Long-term debt (Note 6)          $3,349     $3,508     $3,065     $3,360
Company-obligated preferred
 stock of subsidiaries (Note 9)     592      607          377        386
Interest rate swaps                   -      (11)           -        (18)
Energy commodity price swaps          -      (64)           -         90

   Enron uses the following methods and assumptions in estimating fair values: (a) long-term debt - the carrying amount of variable-rate debt approximates fair value, the fair value of marketable debt is based on quoted market prices, and the fair value of other debt is based on the discounted present value of cash flows using Enron's current borrowing rates; (b) Company-obligated preferred stock of subsidiaries - the fair value is based on quoted market prices; and (c) interest rate swaps and energy commodity price swaps - estimated fair values have been determined by using available market data and valuation methodologies. Judgment is necessarily required in interpreting market data and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts (see "Non-Trading Activities" above).

   The fair market value of cash and cash equivalents, accounts receivable and accounts payable are not materially different from their carrying amounts.

   Guarantees of liabilities of unconsolidated entities and residual value guarantees have no carrying value and fair values which are not readily determinable (see Note 15).

4  INCOME TAXES

   The components of income before income taxes are as follows:

(In Millions)        1996      1995      1994

U.S.                 $551      $622      $415
Foreign               304       183       205
                     $855      $805      $620

   Total income tax expense is summarized as follows:

(In Millions)                  1996    1995   1994

Payable currently -
  Federal                      $ 16   $ 29    $ 49
  State                          11     26      14
  Foreign                        37     14      11
                                 64     69      74
Payment deferred -
  Federal                       174    158      78
  State                          (1)    30      (6)
  Foreign                        34     28      21
                                207    216      93
Total Income Tax Expense       $271   $285    $167

   The differences between taxes computed at the U.S. Federal statutory tax rate and Enron's effective income tax rate are as follows:

                                    1996     1995     1994

Statutory Federal income tax rate  35.0 %   35.0 %   35.0 %
Net state income taxes              0.8 %    4.5 %    0.8 %
Tight gas sands tax credit         (1.8)%   (2.8)%   (5.9)%
Equity earnings                    (3.3)%   (3.8)%   (3.7)%
Minority interest                   3.1 %    1.9 %    1.7 %
Asset and stock sale differences    1.8 %    2.1 %      -
Cash value in life insurance       (3.2)%      -        -
Other                              (0.7)%   (1.4)%   (1.0)%
Effective income tax rate          31.7 %   35.5 %   26.9 %

   The principal components of Enron's net deferred income tax liability at December 31, 1996 and 1995 were as follows:

(In Millions)                             1996      1995

Deferred income tax assets -
  Alternative minimum tax credit
   carryforward                          $  235    $  231
  Other                                     143        84
                                            378       315
Deferred income tax liabilities -
  Depreciation, depletion and
   amortization                           1,622     1,617
  Price risk management activities          536       427
  Other                                     638       470
                                          2,796     2,514
Net deferred income tax liabilities(a)   $2,418    $2,199

(a) Includes $128 million and $13 million in other current liabilities for 1996 and 1995, respectively.

   Enron has an alternative minimum tax (AMT) credit carryforward of approximately $235 million which can be used to offset regular income taxes payable in future years. The AMT credit has an indefinite carryforward period.

   Enron has a consolidated net operating loss carryforward for Federal tax purposes of approximately $222 million. The loss carryforward will be available in full until 2011. The benefit of this net operating loss has been recognized as a deferred tax asset.

   U.S. and foreign taxes have been provided for earnings of foreign subsidiary companies that are expected to be remitted to the parent company. Foreign subsidiaries' cumulative undistributed earnings of approximately $475 million are considered to be indefinitely reinvested outside the U.S. and, accordingly, no U.S. income taxes have been provided thereon. In the event of a distribution of those earnings in the form of dividends, Enron may be subject to both foreign withholding taxes and U.S. income taxes net of allowable foreign tax credits.

5  SUPPLEMENTAL CASH FLOW INFORMATION

   Cash paid for income taxes and interest expense, including fees incurred on sales of accounts receivable, is as follows:

(In Millions)                            1996      1995      1994

Income taxes (net of refunds)            $ 89      $ 13      $ 57
Interest (net of amounts capitalized)     290       296       268

   In March 1995, a subsidiary of Enron Oil & Gas Company (EOG) issued redeemable preferred stock with a liquidation/redemption value of $19 million in exchange for certain oil and gas properties. These preferred shares were exchanged in 1995 for 633,333 shares of Enron's common stock.

6  CREDIT FACILITIES AND DEBT

   Enron has credit facilities with domestic and foreign banks which provide for an aggregate of $1.2 billion in long-term committed credit. Expiration dates of the committed facilities range from June 2001 to November 2001. Interest rates on borrowings are based upon the London Interbank Offered Rate, certificate of deposit rates or other short-term interest rates. Certain credit facilities contain covenants which must be met to borrow funds. Such debt covenants are not anticipated to materially restrict Enron's ability to borrow funds under such facilities. Compensating balances are not required, but Enron is required to pay a commitment or facility fee. During 1996, no amounts were outstanding under these facilities.

   Enron has also entered into agreements which provide for uncommitted lines of credit totaling $720 million at December 31, 1996. The uncommitted lines have no stated expiration dates. Neither compensating balances nor commitment fees are required as borrowings under the uncommitted credit lines are available subject to agreement by the participating banks. At December 31, 1996, $191 million was outstanding under the uncommitted lines.

   In addition to borrowing from banks on a short-term basis, Enron and certain of its subsidiaries sell commercial paper to provide financing for various corporate purposes. As of December 31, 1996 and 1995, short-term borrowings of $298 million and $15 million, respectively, have been reclassified as long-term debt based upon the availability of committed credit facilities with expiration dates exceeding one year and management's intent to maintain such amounts in excess of one year subject to overall reductions in debt levels. Similarly, at December 31, 1996 and 1995, $175 million and $286 million, respectively, of long-term debt due within one year remained classified as long-term. Weighted average interest rates on short-term debt outstanding at December 31, 1996 and 1995 were 7.0% and 6.3%, respectively.

  Detailed information on long-term debt is as follows:

                                                 December 31,
(In Millions)                                   1996      1995

Enron Corp.
  Debentures
     6.75% due 2005 - senior subordinated      $  200    $  200
     8.25% due 2012 - senior subordinated         150       150
  Notes payable
     8.10% to 9.25% due 1996                        -       250
     6.25% - exchangeable notes due 1998          228       228
     8.50% to 10.00% due from 1998 to 2001        450       450
     6.75% to 9.875% due from 2003 to 2007        992       992
     7% due 2023                                  100       100
     Other                                          4        10
Northern Natural Gas Company
  Notes payable
     8.00% due 1999                               250       250
     6.875% due 2005                              100       100
Transwestern Pipeline Company
  Notes payable
     7.55% to 9.10% due 2000                      123       123
     9.20% due from 1998 to 2004                   27        27
Enron Oil & Gas Company
  Notes payable
     9.10% due 1998                                40        70
     5.86% to 6.70% due from 2001 to 2006         255         -
     Other                                        105        78
Enron Europe Limited
  Other                                            41        39
Amount reclassified from short-term debt          298        15
Unamortized debt discount and premium             (14)      (17)
Total long-term debt                           $3,349    $3,065

   The Enron 6.25% Exchangeable Notes are mandatorily exchangeable in 1998 into shares of EOG common stock at a specified exchange rate or, at Enron's option, for cash with an equal value. Enron currently intends to satisfy the exchange obligation by delivering shares of EOG common stock.

   The aggregate annual maturities of long-term debt outstanding at December 31, 1996 were $175 million, $391 million, $328 million, $131 million and $314 million for 1997 through 2001, respectively.

7  ACCOUNTS RECEIVABLE SALES

   Enron has entered into an agreement which provides for the sale of trade accounts receivable with limited recourse provisions and the rights to certain recoverable pipeline transition surcharges expiring January 31, 1999. Sales of trade receivables under these agreements totaled $250 million and $100 million at December 31, 1996 and 1995, respectively.

   The fees incurred on the sales of accounts receivable totaled
$8 million, $23 million and $20 million for 1996, 1995 and 1994, respectively, and are included in "Interest and Related Charges, net."

   Enron affiliates have concentrations of customers in the electric and gas utility and oil and gas exploration and production industries. These concentrations of customers may impact Enron's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic or other conditions. However, Enron's management believes that the portfolio of receivables is well diversified and that such diversification minimizes any potential credit risk. Receivables are generally not collateralized.

8  UNCONSOLIDATED SUBSIDIARIES

   Summarized combined financial information of Enron's unconsolidated subsidiaries is presented below:

                                           December 31,
(In Millions)                           1996         1995

Balance sheet
  Current assets                       $2,587       $1,777
  Property, plant and equipment, net    8,064        7,814
  Other noncurrent assets                 902          968
  Current liabilities                   2,381        2,050
  Long-term debt                        5,230        4,982
  Other noncurrent liabilities          1,139        1,142
  Owners' equity                        2,803        2,385

                                 Year Ended December 31,
(In Millions)                   1996      1995      1994

Income statement
  Operating revenues          $11,676    $8,258    $7,103
  Operating expenses           10,567     7,335     6,422
  Net income                      464       226       290
Distributions paid to Enron        84        68        81

   Enron's equity in earnings (losses) of unconsolidated subsidiaries is as follows:

                                 Ownership   Year Ended December 31,
(In Millions)                     Interest     1996   1995   1994

Citrus Corp.                        50%        $ 22   $27    $ 27
EOTT Energy Partners, L.P.          49%           9   (23)      5
Joint Energy Development
 Investments L.P.                   50%          71     4       7
Teesside Power Limited              50%(a)       29    18      13
Transportadora de Gas del Sur S.A.  35%(a)       29    22      23
Other                                            55    38      37
                                               $215   $86    $112

(a) Net of minority interests, the ownership is 28% for Teesside Power Limited and 24% for Transportadora de Gas del
    Sur S.A.

   Citrus Corp.   Enron has a 50% indirect ownership interest in
and provides services to Citrus Corp. (Citrus), a joint venture to transport and market natural gas to Florida. Effective March 1, 1995, Citrus' wholly-owned subsidiary, Florida Gas Transmission Company (Florida Gas), placed into service its Phase III pipeline expansion. The Phase III expansion increased Florida Gas' firm average delivery capacity by 530 million cubic feet per day to 1.5 billion cubic feet per day.

   EOTT Energy Partners, L.P.   During March 1994, EOTT Energy
Corp., a wholly-owned subsidiary of Enron, exchanged its crude oil marketing and transportation operations with EOTT Energy Partners, L.P. (EOTT) for common and subordinated units and a 2% general partnership interest. The common units were subsequently sold in an underwritten public offering. Enron purchased additional units during 1995 and 1996 to increase its ownership from 42% to 49%.

   Enron is committed to provide support for EOTT's common unit distributions, if needed, up to a total of $29 million through March 1998 through the purchase of Additional Partnership Interests. Letters of credit and trade guarantees issued on behalf of EOTT which were outstanding at December 31, 1996 are discussed in Note 15.

   Joint Energy Development Investments L.P. (JEDI).   JEDI, a
limited partnership which acquires and owns energy investments, was formed in 1993 with an Enron subsidiary and the California Public Employee Retirement System (CalPERS) each owning a 50% interest. Enron and CalPERS committed to each invest $250 million of capital in JEDI through 1996, all of which has been contributed as of December 31, 1996.

   JEDI's capital investments are carried at fair value. For publicly traded securities, fair value is based upon quoted market prices. For securities that are not publicly traded, estimates of the fair value are made based upon review of the investee's financial results, condition and prospects.

   Teesside Power Limited (Teesside).   Enron has reduced its
effective interest in Teesside, a joint venture cogeneration company which owns a 1,875 megawatt independent power facility in northeast England, from 50% in 1994 to 28% in 1996. An affiliate of Enron operates the facility. Enron has guaranteed Teesside's obligation for certain grid charges and other amounts which could become due under certain power sales agreements. The notional amount of such guarantees is included in Note 15.

   Under the terms of certain gas supply agreements extending through 2008, Teesside is obligated to take-or-pay for an average of up to 240 billion British thermal units (BBtu) of natural gas per day at indexed prices. Enron has guaranteed 70% of Teesside's payment obligation under the gas supply agreements. Enron believes there are alternative markets for such gas should the gas not be taken by Teesside.

   Transportadora de Gas del Sur S.A.   Enron holds an effective
35% interest, including 18% through Enron Global Power & Pipelines L.L.C., in Compania de Inversiones de Energia S.A., an Argentine corporation which owns 70% of Transportadora de Gas del Sur S.A. (TGS). TGS is the owner and operator of a 4,104 mile natural gas pipeline system in Argentina which connects major gas fields in southern and western Argentina with distributors of gas in those areas and in the greater Buenos Aires area, the principal population center of Argentina. TGS is one of two transmission systems in Argentina.

9  PREFERRED STOCK

   Preferred and Preference Stock.   At December 31, 1996, Enron
had outstanding 1,370,714 shares of Cumulative Second Preferred Convertible Stock (the Convertible Preferred Stock), $1 par value. The Convertible Preferred Stock pays dividends at an amount equal to the higher of $10.50 per share or the equivalent dividend that would be paid if shares of the Convertible Preferred Stock were converted to common stock. Each share of the Convertible Preferred Stock is convertible at any time at the option of the holder thereof into 13.652 shares of Enron's common stock, subject to certain adjustments. The Convertible Preferred Stock is currently subject to redemption at Enron's option at a price of $100 per share plus accrued dividends. During 1996, 1995 and 1994, 4,780 shares, 29,489 shares, and 91,694 shares, respectively, of the Convertible Preferred Stock were converted into common stock.

   Company-Obligated Preferred Stock of Subsidiaries.   Summarized
information for Enron's Company-Obligated Preferred Stock of
Subsidiaries is as follows:

                                                                 Liquidation
(In Millions, Except Per Share                    December 31,      Value
 Amounts and Shares)                             1996      1995   Per Share

Enron Capital Trust I(a)
  8.3% Trust Originated Preferred Securities
   (8,000,000 shares)(b)                         $200      $  -   $     25

Enron Capital Resources, L.P.(c)
  9% Cumulative Preferred Securities, Series A
   (3,000,000 shares)(b)                           75        75         25

Enron Capital LLC(d)
  8% Cumulative Monthly Income Preferred
   Shares (MIPS) (8,550,000 shares)(b)            214       214         25

Enron Equity Corp.(d)
  8.57% Preferred Stock (880 shares)(b)            88        88    100,000
  7.39% Preferred Stock (150 shares)(b)(e)         15         -    100,000

                                                 $592      $377

(a) Delaware grantor trust.
(b) Redeemable at Enron's option under certain circumstances after specified dates.
(c) Enron is sole general partner.
(d) Wholly-owned subsidiary of Enron.
(e) Mandatorily redeemable on April 30, 2006.

10  COMMON STOCK

   Stock Option Plans.   Enron applies Accounting Principles
Board (APB) Opinion 25 and related interpretations in accounting for its stock option plans. In accordance with APB Opinion 25, compensation expense charged against income for the restricted stock plan for 1996, 1995 and 1994 was immaterial and no compensation expense has been recognized for the fixed stock
option plans.   Had compensation cost for Enron's stock option
compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of the Statement of Financial Accounting Standards (SFAS) No. 123 - "Accounting for Stock-Based Compensation," Enron's net income and earnings per share would have been $562 million ($2.22 per share primary, $2.07 per share fully diluted) in 1996 and $514 million ($2.05 per share primary, $1.92 per share fully diluted) in 1995.

   Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of the pro forma amounts to be expected in future years.

   For purposes of the SFAS No. 123 disclosure, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with weighted-average assumptions for grants in 1996 and 1995, respectively: (i) dividend yield of 2.3% and 2.4%; (ii) expected volatility of 23.8% and 24.3%; (iii) risk-free interest rates of 5.9% and 6.4%; and (iv) expected lives of 4.0 years and 3.7 years.

   Enron has four fixed option plans (the Plans) under which options for shares of Enron's common stock have been or may be granted to officers, employees and non-employee members of the
Board of Directors.   Options granted may be either incentive
stock options or nonqualified stock options and are granted at not less than the fair market value of the stock at the time of grant. The Plans provide for options to be granted with a stock appreciation rights feature; however, Enron does not presently intend to issue options with this feature. Under the Plans, Enron may grant options with a maximum term of 10 years. Options vest under varying schedules.

   Summarized information for Enron's Plans is as follows:

                             1996               1995              1994
                                Weighted           Weighted          Weighted
                                Average            Average           Average
                                Exercise           Exercise          Exercise
(Shares in Thousands)   Shares   Price     Shares   Price    Shares   Price

Outstanding,
 beginning of year      22,493   $29.02    24,246   $27.38    9,680   $19.64
  Granted(a)             7,370    39.71     2,971    34.27   15,806    31.19
  Exercised             (3,615)   24.41    (3,137)   20.91   (1,019)   13.50
  Forfeited               (749)   31.66    (1,586)   29.89     (221)   24.82
  Expired                  (23)   30.65        (1)   23.42        -        -
Outstanding,
 end of year            25,476   $32.69    22,493   $29.02   24,246   $27.38
Exercisable,
 end of year            12,883   $30.65     9,599   $26.11    7,184   $22.22
Available for grant,
 end of year(b)          6,505              7,831             9,252
Weighted average
 fair value of
 options granted         $9.44              $7.86

(a) Includes options granted on December 31, 1996, December 29, 1995 and December 30, 1994 for 815,650 shares, 997,095 shares and 9,717,750 shares, respectively, under all-employee stock option grants for the years 1995 through 2000.
(b) Includes up to 5,232,218 shares, 5,209,620 shares and 5,245,100 shares as of December 31, 1996, 1995 and 1994, respectively, which may be issued either as restricted stock or pursuant to stock options.

   The following table summarizes information about stock options outstanding at December 31, 1996 (shares in thousands):

                                  Options Outstanding            Options Exercisable
                                        Weighted
                                         Average     Weighted                 Weighted
                            Number      Remaining    Average       Number     Average
  Range of               Outstanding   Contractual   Exercise   Exercisable   Exercise
Exercise Prices          at 12/31/96       Life       Price     at 12/31/96    Price

$ 9.13 to $28.50            3,725        5 years      $22.10       3,064       $20.96
 29.00 to  30.25            2,258        6 years       29.67       1,364        29.53
 30.50 to  30.50            7,477        8 years       30.50       2,727        30.50
 30.88 to  34.00            3,413        4 years       33.83       2,613        33.81
 34.25 to  38.13            4,827        7 years       37.21       2,475        37.04
 39.13 to  40.88            1,099        9 years       39.64         208        39.65
 43.13 to  45.00            2,677        7 years       43.13         432        43.70

$ 9.13 to $45.00           25,476        7 years      $32.69      12,883       $30.65

   Restricted Stock Plan.   Under Enron's Restricted Stock Plan,
participants may be granted stock without cost to the participant. The shares issued under this plan vest to the participants at various times ranging from immediate vesting to vesting at the end of a five year period. The following summarizes shares of restricted stock under this plan:

(Shares in Thousands)               1996      1995      1994

Outstanding, beginning of year       159       194       222
  Granted                          1,772        45        30
  Issued                          (1,062)      (70)      (56)
  Forfeited or expired               (44)      (10)       (2)
Outstanding, end of year             825       159       194
Available for grant, end of year   5,232     5,210     5,245
Weighted average fair value of
 restricted stock granted         $37.04    $31.36    $32.89

   Flexible Equity Trust (the Trust).   In December 1993, Enron
established the Trust to fund a portion of its obligations arising from its various employee compensation and benefit plans. Enron issued 7.5 million shares of common stock to the Trust in exchange for cash and an interest bearing promissory note. The note held by Enron is reflected as a reduction of shareholders' equity. Common shares held by the Trust are not included in the computation of earnings per share until such shares are released to fund employee benefits. During 1996 and 1995, respectively, 2,233,867 shares and 1,049,403 shares were released to fund employee benefits.

   Forward Contracts. At December 31, 1996, Enron has forward contracts to purchase 4.3 million shares of Enron Corp. common stock at an average price of $39.25 per share. Enron has the option to settle the forward contracts in cash or an equivalent value of Enron common stock over the next five years. Shares potentially deliverable to the counterparty under the contracts are treated as common stock equivalents for purposes of determining earnings per share.

11  RETIREMENT BENEFITS PLAN AND ESOP

   Enron maintains a retirement plan (the Enron Plan) which is a noncontributory defined benefit plan covering substantially all employees in the United States and certain employees in foreign countries. Through December 31, 1994, participants in the Enron Plan with five years or more of service were entitled to retirement benefits in the form of an annuity based on a formula that uses a percentage of final average pay and years of service. In connection with a change to the retirement benefit formula, Enron amended the Enron Plan providing, among other things, that all employees became fully vested in retirement benefits earned through December 31, 1994. The formula in place prior to January 1, 1995 was suspended and replaced with a benefit accrual in the form of a cash balance of 5% of annual base pay beginning January 1, 1996.

   Enron also maintains a noncontributory employee stock ownership plan (ESOP) which covers all eligible employees. Allocations to individual employees' retirement accounts within the ESOP offset a portion of benefits earned under the Enron
Plan. All shares included in the ESOP have been allocated to the employee accounts. At December 31, 1996 and 1995, 15,976,195 shares and 20,895,553 shares, respectively, of Enron common stock were held by the ESOP, a portion of which may be used to offset benefits under the Enron Plan.

   The components of pension expense are as follows:

(In Millions)                   1996    1995   1994

Service cost - benefits earned
 during the year                $ 14   $  1    $ 16
Interest cost on projected
 benefit obligation               23     21      26
Actual return on plan assets    (34)   (32)    (22)
Amortization and deferrals         9      9    (12)
Pension expense (income)        $ 12   $(1)    $  8

   The measurement date of the Enron Plan and the ESOP is September 30. The funded status as of the valuation date of the Enron Plan and the ESOP reconciles with the amount detailed below which is included in "Other Assets" on the Consolidated Balance
Sheet.

(In Millions)                           1996      1995

Actuarial present value of accumulated
 benefit obligation
  Vested                               $(301)    $(276)
  Nonvested                               (4)      (27)
Additional amounts related
 to projected wage increases              (5)      (11)
Projected benefit obligation            (310)     (314)
Plan assets at fair value(a)             315       295
Plan assets in excess of (less than)
 projected benefit obligation              5       (19)
Unrecognized net loss                     46        53
Unrecognized prior service cost           36        44
Unrecognized net asset at transition     (30)      (36)
Contributions                              1         1
Prepaid pension cost at December 31    $  58     $  43

Discount rate                            7.5%      7.5%
Long-term rate of return on assets      10.5%     10.5%
Rate of increase in wages                4.0%      4.0%

(a) Includes plan assets of the ESOP of $137 million and $152 million for the years 1996 and 1995, respectively.

   Assets of the Enron Plan are comprised primarily of equity securities, fixed income securities and temporary cash investments. It is Enron's policy to fund all pension costs accrued to the extent required by Federal tax regulations.

12  BENEFITS OTHER THAN PENSIONS

   Enron provides certain medical, life insurance and dental benefits to eligible employees and their eligible dependents. Benefits are provided under the provisions of contributory defined dollar benefit plans. Enron is currently funding that portion of its obligations under its postretirement benefit plan which is expected to be recoverable through rates by its regulated pipelines.

   Enron accrues these postretirement benefit costs over the service lives of the employees expected to be eligible to receive such benefits. Enron is amortizing the transition obligation which existed at January 1, 1993 over a period of approximately 19 years.

   The following table sets forth the plan's funded status reconciled with the amounts reported in the Consolidated Balance
Sheet.

(In Millions)                                1996    1995

Actuarial present value of accumulated
 postretirement benefit obligation (APBO)
  Retirees                                  $(126)  $(114)
  Fully eligible active plan
   participants                                (2)     (2)
  Other employees                             (16)    (15)
     Total APBO                              (144)   (131)
Plan assets at fair value                      15      10
APBO in excess of plan assets                (129)   (121)
Unrecognized transition obligation             66      70
Unrecognized prior service costs               20      19
Unrecognized net loss                          33      26
Accrued postretirement benefit obligation   $ (10)  $  (6)

Discount rate                                 7.5%    7.5%
Health care cost trend rate(a)               11.0%   11.7%

(a) This rate is assumed to decrease to 5.0% over 9 years.

   The components of net periodic postretirement benefit expense are as follows:

(In Millions)                     1996   1995    1994

Service costs                     $ 1     $ 1    $ 1
Interest costs                     10       9      8
Amortization and deferrals          6       6      6
Postretirement benefit expense    $17     $16    $15

   A 1% increase in the health care cost trend rate would have the effect of increasing the APBO and the net periodic expense by approximately $9 million and $1 million, respectively.

13  NATURAL GAS RATES AND REGULATORY ISSUES

   Regulatory issues and rates on Enron's regulated pipelines are subject to final determination by the FERC. Enron's regulated pipelines currently apply accounting standards that recognize the economic effects of regulation and, accordingly, have recorded regulatory assets and liabilities related to their operations. Enron evaluates the applicability of regulatory accounting and the recoverability of these assets through rate or other contractual mechanisms on an ongoing basis. Net regulatory assets at December 31, 1996 and 1995, respectively, were $312 million and $291 million, which included transition costs incurred related to FERC Order 636 of $86 million and $125 million. The regulatory assets related to the FERC Order 636 transition costs are scheduled to be primarily recovered from customers by the end of 1998, while the remaining assets are expected to be recovered over varying time periods.

   Enron's regulated pipelines have all successfully completed their transitions under FERC Order 636 although future transition costs may be incurred subject to ongoing negotiations and market factors. On March 1, 1995, Northern filed a general rate case proceeding with the FERC which fulfilled a commitment made during its FERC Order 636 restructuring proceeding. On March 15, 1996, Northern filed a settlement which resulted in Northern withdrawing the general rate case, thus leaving the previously effective rates in effect. The Commission approved this settlement on July 31, 1996.

   Transwestern filed a settlement on May 21, 1996 (the May 21 Settlement) which modified, in part, the 1995 Global Settlement in which Transwestern and its customers resolved, among other things, the turnback of approximately 450,000 MMBtu/d of capacity by Southern California Gas Company, effective November 1, 1996. The May 21 Settlement resolved all matters regarding pending transition costs and provided for a rate reduction of settled transportation rates, which are subject to escalation, effective on November 1, 1998. The Commission approved the May 21 Settlement on October 16, 1996.

   Enron believes, based upon its experience to date and after considering appropriate reserves that have been established, that the ultimate resolution of pending regulatory matters will not have a material impact on Enron's financial position or results of operations.

14  LITIGATION AND OTHER CONTINGENCIES

   Enron is party to various claims and litigation, the significant items of which are discussed below. Although no assurances can be given, Enron believes, based on its experience to date and after considering appropriate reserves that have been established, that the ultimate resolution of such items, individually or in the aggregate, will not have a materially adverse impact on Enron's financial position or, except as discussed below, its results of operations.

   Litigation. In 1995, several parties (the Plaintiffs) filed suit in Harris County District Court in Houston, Texas against Intratex Gas Company (Intratex), Houston Pipe Line Company and Panhandle Gas Company (collectively, the Enron Defendants), each of which is a wholly-owned subsidiary of Enron. The Plaintiffs were either sellers or royalty owners under numerous gas purchase contracts with Intratex, many of which have terminated. Early in 1996, the case was severed by the Court into two matters to be tried (or otherwise resolved) separately. In the first matter, the Plaintiffs alleged that the Enron Defendants committed fraud and negligent misrepresentation in connection with the "Panhandle program," a special marketing program established in the early 1980s. This case was tried in October 1996 and resulted in a verdict for the Enron Defendants. In the second matter, the Plaintiffs allege that the Enron Defendants violated state regulatory requirements and certain gas purchase contracts by failing to take the Plaintiffs' gas ratably with other producers' gas at certain times between 1978 and 1988. The court has certified a class action with respect to ratability issues. The Enron Defendants have appealed the court's decision to certify a class action. The Enron Defendants deny the Plaintiffs' claims and have asserted various affirmative defenses, including the statute of limitations. The Enron Defendants believe that they have strong legal and factual defenses, and intend to vigorously contest the claims. Although no assurances can be given, Enron believes that the ultimate resolution of these matters will not have a materially adverse effect on its financial position or results of operations.

   On March 29, 1996, Enron and two of its wholly-owned subsidiaries filed suit in the state district court of Harris County, Texas seeking a ruling that the Capacity Reservation and Transportation Agreement (CRTA) dated September 10, 1990 between Teesside Gas Transportation Limited (TGTL), an Enron subsidiary, and the "CATS" parties has terminated due to consistent material breaches of that agreement by the CATS parties. The suit was removed to the federal district court in Houston, Texas. Proceedings in the Houston lawsuit have been enjoined by an English court. Enron is appealing the injunction. In April 1996, TGTL, reserving its position in the Houston lawsuit, notified the CATS parties in accordance with the provisions of the CRTA that as a result of their failure to make available the Transportation Service (as defined in the contract) by April 1, 1996, the CRTA was terminated. The CATS parties were to have provided transportation under the CRTA to ship gas through the Central Area Transmission System (CATS) pipeline, owned by the CATS parties. In a separate lawsuit filed in the English court, the CATS parties are suing TGTL and Enron (on the basis of its guarantee of TGTL's obligations under the CRTA) for allegedly failing to make quarterly "send-or-pay" payments under the CRTA. TGTL refused to make these payments for the same reasons that it terminated the CRTA: its position is that the Transportation Service (as defined in the CRTA) was not available. Termination of the CRTA may lead to termination of the "J-Block Contracts." Trial on these matters commenced in the English court on October 28, 1996. The trial concluded in early March 1997, and a decision is anticipated in June 1997.

   The J-Block Contracts are long-term gas contracts that Enron entered into in March 1993 with Phillips Petroleum Company United Kingdom Limited, British Gas Exploration and Production Limited and Agip (U.K.) Limited to purchase future gas production from the J-Block field which is located in the North Sea offshore the United Kingdom. Such agreements provide for Enron to take or pay for certain quantities of gas at a fixed price (with possible escalations throughout the contract period) on an annual basis.
The contract price is in excess of market prices as of February 1997, however, United Kingdom natural gas prices have been volatile. The agreements provide that gas paid for, but not taken, can be recovered in later contract years. In September 1995, Enron announced that, in accordance with its contractual rights, it had notified the J-Block sellers that Enron's nominations for gas from the J-Block fields were estimated to be zero from the first delivery date of September 25, 1996 through September 30, 1997.
In addition, in accordance with its contractual rights, Enron made no estimated nominations for J-Block gas under the J-Block Contracts for the contract year ending September 30, 1998. While not challenging these actions, the J-Block sellers have, in a proceeding commenced in English court on March 29, 1996, sought a declaration that Enron should have agreed to a "Commissioning
Date" (which might trigger Enron's take-or-pay obligations) of earlier than September 25, 1996, the date set forth in the J-
Block Contracts as the Commissioning Date in the absence of an agreement on a earlier date. In October 1996, an English Court of Appeal ruled that Enron was not obligated to agree on an earlier Commissioning Date, thus making the contract period ending September 30, 1997 the first year in which Enron has a potential take-or-pay obligation. This ruling is being appealed to the House of Lords by the J-Block sellers.

   Enron continues to believe that there are many reasons for the parties to resolve any contract issues commercially, but efforts have not been successful to date. Unsuccessful settlement discussions, adverse litigation outcomes or market conditions could result in a material adverse impact on earnings in any given period. However, although no assurances can be given, based upon information currently available and Enron's expectation of the ultimate outcome of the matters discussed above, Enron anticipates that the J-Block and CRTA contracts will not have a materially adverse effect on its financial position.

   Environmental Matters. Enron is subject to extensive Federal, state and local environmental laws and regulations. These laws and regulations require expenditures in connection with the construction of new facilities, the operation of existing facilities and for remediation at various operating sites. The implementation of the Clean Air Act Amendments is expected to result in increased operating expenses. These increased operating expenses are not expected to have a material impact on Enron's financial position or results of operations.

   The Environmental Protection Agency (EPA) has informed Enron that it is a potentially responsible party at the Decorah Former Manufactured Gas Plant Site (the Decorah Site) in Decorah, Iowa, pursuant to the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA, also commonly known as Superfund). The manufactured gas plant in Decorah ceased operations in 1951. A predecessor company of Enron purchased the Decorah Site in 1963 to connect its natural gas pipeline to the local distribution pipeline system servicing the city of Decorah. Enron's predecessor did not operate the gas plant and sold the Decorah Site in 1965. The EPA alleges that hazardous substances were released to the environment during the period in which Enron's predecessor owned the site, and that Enron's predecessor assumed the liabilities of the company that operated the plant. Enron contests these allegations. The EPA is interested in determining whether materials from the plant have adversely affected subsurface soils at the Decorah Site. Enron has entered into a consent order with the EPA by which it has agreed, although admitting no liability, to replace affected topsoil in certain areas of the tract where the plant was formerly located and to take deep soil samples in those areas where subsurface contamination would most likely be located. To date, the EPA has identified no other potentially responsible parties with respect to this site. Enron believes that expenses incurred in connection with this matter will not have a materially adverse effect on its financial position or results of operations.

   Other. In connection with a Power Purchase Agreement between Dabhol Power Company, Enron's 80%-owned subsidiary, and the Maharashtra State Electricity Board (MSEB), Dabhol Power Company began developing Phase I of an electricity generating power plant south of Bombay, State of Maharashtra, India (the Project). On August 3, 1995, after construction had begun, a new coalition government in the State of Maharashtra announced the State government's intention to terminate the Project, and construction ceased on August 8, 1995. In response to these actions, Dabhol Power Company commenced arbitration proceedings in London against the State government for the actions it had taken to terminate the Project, seeking to recover all of its construction and other expenses in addition to lost profits. After the arbitration proceedings had begun, Dabhol Power Company began renegotiating the Power Purchase Agreement with MSEB and the Maharashtra state government. Such renegotiations, which have been successfully completed, have resulted in a restructured transaction (that includes both Phase I and Phase II and that increases the planned capacity of the facility) on terms that are acceptable to Enron. All approvals for the restructured transaction have been received and, in December 1996, construction resumed on the project and Dabhol Power Company terminated the arbitration proceedings.

15  COMMITMENTS

   Firm Transportation Obligations. Enron has firm transportation agreements with various joint venture pipelines. Under these agreements, Enron must make specified minimum payments each month. At December 31, 1996, the estimated aggregate amounts of such required future payments were $33 million, $33 million, $33 million, $34 million and $35 million for 1997 through 2001, respectively, and $335 million for later years. These amounts exclude disputed payments allegedly due in 1996 and future years totaling $994 million related to the CRTA which Enron believes has terminated. See Note 14.

   The costs incurred under firm transportation agreements, including commodity charges on actual quantities shipped, totaled $30 million, $18 million and $20 million in 1996, 1995 and 1994, respectively. Enron has assigned firm transportation contracts with two of its joint ventures to third parties and guaranteed minimum payments under the contracts averaging approximately $35 million annually through 2001 and $3 million in 2002.

   Other Commitments. Enron leases property, operating facilities and equipment under various operating leases, certain of which contain renewal and purchase options and residual value guarantees. Future commitments related to these items at December 31, 1996 were $141 million, $108 million, $80 million, $72 million and $69 million for 1997 through 2001, respectively, and $255 million for later years. Guarantees under the leases total $982 million at December 31, 1996.

   Total rent expense incurred during 1996, 1995 and 1994 was $149 million, $147 million and $125 million, respectively.

   Enron guarantees certain long-term contracts for the sale of electrical power and steam from a cogeneration facility owned by one of Enron's equity investees. Under terms of the contracts, which initially extend through June 1999, Enron could be liable for penalties should, under certain conditions, the contracts be terminated early. Enron also guarantees the performance of certain of its unconsolidated subsidiaries in connection with letters of credit issued on behalf of those unconsolidated subsidiaries. At December 31, 1996, a total of $449 million of such guarantees were outstanding, including $182 million on behalf of EOTT. In addition, Enron is a guarantor on certain liabilities of unconsolidated subsidiaries and other companies totaling approximately $820 million, including $424 million related to EOTT trade obligations. The EOTT letters of credit and guarantees of trade obligations are fully secured by the assets of EOTT. Enron has also guaranteed $187 million in lease obligations for which it has been indemnified by an "Investment Grade" company. Management does not consider it likely that Enron would be required to perform or otherwise incur any losses associated with the above guarantees. In addition, certain commitments have been made related to 1997 planned capital expenditures and equity investments.

16  OTHER INCOME, NET

   The components of Other income, net are as follows:

                                Year Ended December 31,
(In Millions)                     1996    1995   1994

Sales of assets and investments   $274   $467    $ 37
Regulatory, contingency
 and other adjustments              25    (20)     18
Foreign currency                     -     (1)      8
Litigation adjustments and
 settlements, net                   19     (8)     (1)
Interest income                     40     27      39
Other                              (25)    (4)     15
                                  $333   $461    $116

   During 1996, Enron sold approximately 12 million shares of EOG common stock. Proceeds from the sales totaled $307 million. Enron's ownership interest in EOG at December 31, 1996 was 53%. In December 1995, Enron sold 31 million outstanding shares of its EOG common stock, reducing its ownership interest from 80% to 61%. Enron received net proceeds totaling $650 million.

17  QUARTERLY FINANCIAL DATA (UNAUDITED)

   Summarized quarterly financial data is as follows:

(In Millions, Except       First       Second        Third       Fourth         Total
 Per Share Amounts)       Quarter      Quarter      Quarter      Quarter         Year

Quarterly Results

1996
Revenues                  $ 3,054      $ 2,961      $ 3,225      $ 4,049       $13,289
Income before interest,
 minority interests and
 income taxes                 415          265          262          296         1,238
Net income                    213          117          123          131           584
Earnings per share:
  Primary                   $0.86        $0.46        $0.48        $0.52         $2.31(a)
  Fully diluted              0.80         0.43         0.45         0.48          2.16(a)

1995
Revenues                  $ 2,304      $ 2,149      $ 2,186      $ 2,550       $ 9,189
Income before interest,
 minority interests and
 income taxes                 371          230          239          325         1,165
Net income                    195           94          101          130           520
Earnings per share:
  Primary                   $0.79        $0.37        $0.40        $0.52         $2.07(a)
  Fully diluted              0.73         0.35         0.37         0.49          1.94(a)

(a) The sum of earnings per share for the four quarters may not equal the total earnings per share for the year due to changes in the average number of common shares outstanding.

18  GEOGRAPHIC AND BUSINESS SEGMENT INFORMATION

   Enron's operations are classified into four business segments:

   Transportation and Operation - Interstate transmission of natural gas. Construction, management and operation of pipelines and clean fuels plants. Investment in crude oil transportation activities.

   Domestic Gas and Power Services - Purchasing, marketing and financing of natural gas, natural gas liquids, crude oil and electricity. Price risk management in connection with natural gas, natural gas liquids, crude oil and electricity transactions. Intrastate natural gas pipelines. Development, acquisition and promotion of natural gas fired power plants in North America. Extraction of natural gas liquids.

   International Operations and Development - Independent (non-utility) development, acquisition and promotion of power plants, natural gas liquids facilities and pipelines outside of North
America.

   Exploration and Production - Natural gas and crude oil exploration and production primarily in the United States, Canada, Trinidad and India.

   Financial information by geographic and business segment follows for each of the three years in the period ended December
31, 1996.

Geographic Segments

                                     Year Ended December 31,
(In Millions)                        1996      1995      1994

Operating revenues from
 unaffiliated customers
  United States                    $11,262   $ 7,855   $ 7,604
  Foreign                            2,027     1,334     1,380
                                   $13,289   $ 9,189   $ 8,984
Intersegment sales
  United States                    $    72   $    24   $    49
  Foreign                              128       159       116
                                   $   200   $   183   $   165
Operating income
  United States                    $   490   $   487   $   609
  Foreign                              200       131       107
                                   $   690   $   618   $   716
Income before interest, minority
 interests and income taxes
  United States                    $   938   $   969   $   755
  Foreign                              300       196       189
                                   $ 1,238   $ 1,165   $   944
Identifiable assets
  United States                    $11,580   $10,695   $ 9,597
  Foreign                            2,856     1,327     1,304
                                   $14,436   $12,022   $10,901

Business Segments

                                            Domestic    International
                           Transportation      Gas       Operations     Exploration   Corporate
                                 and        and Power        and            and          and
(In Millions)                 Operation     Services     Development    Production    Other(c)(d)    Total

1996
Unaffiliated revenues(a)       $  748       $11,681        $  213         $  647        $   -       $13,289
Intersegment revenues(b)           58           167             -            177         (402)            -
  Total revenues                  806        11,848           213            824         (402)       13,289
Depreciation, depletion and
 amortization                      82           123            15            251            3           474
Operating income (loss)           367           197            58            205         (137)          690
Equity in earnings of
 unconsolidated subsidiaries       47            84            84              -            -           215
Other income, net                 156            (1)           10             (5)          173          333
Income before interest,
 minority interests and
 income taxes                     570           280           152            200            36        1,238
Additions to property, plant
 and equipment                    181           112            16            540             6          855
Identifiable assets             2,569         7,958           827          2,371           711       14,436
Investments in and advances to
 unconsolidated subsidiaries      563           484           521              -           133        1,701
  Total assets                 $3,132       $ 8,442        $1,348         $2,371         $ 844      $16,137

1995
Unaffiliated revenues(a)       $  805       $ 7,064        $  839         $  481         $   -      $ 9,189
Intersegment revenues(b)           26          (103)           44            278          (245)           -
  Total revenues                  831         6,961           883            759          (245)       9,189
  Depreciation, depletion and
 amortization                      83           104            27            216             2          432
Operating income (loss)           299           115            75            240          (111)         618
Equity in earnings of
 unconsolidated subsidiaries       23            6             58              -            (1)          86
Other income, net                  37           36              9              1           378          461
Income before interest,
 minority interests and
 income taxes                     359          157            142            241           266        1,165
Additions to property, plant
 and equipment                    121           98             58            464             8          749
Identifiable assets             2,361        5,991            814          2,067           789       12,022
Investments in and advances to
 unconsolidated subsidiaries      533          157            468              -            59        1,217
  Total assets                 $2,894      $ 6,148         $1,282         $2,067         $ 848      $13,239

1994
Unaffiliated revenues(a)       $  937      $ 7,166         $  392         $  489         $   -      $ 8,984
Intersegment revenues(b)           39           13              7            290          (349)           -
  Total revenues                  976        7,179            399            779          (349)       8,984
Depreciation, depletion and
 amortization                      88           94             15            242             2          441
Operating income (loss)           327          164             73            195           (43)         716
Equity in earnings of
 unconsolidated subsidiaries       49           18             45              -             -          112
Other income, net                  27           20             30              3            36          116
Income before interest,
 minority interests and
 income taxes                     403          202            148            198            (7)         944
Additions to property, plant
 and equipment                    117           83             14            442             5          661
Identifiable assets             2,388        5,803            450          1,824           436       10,901
Investments in and advances to
 unconsolidated subsidiaries      528          162            351              -            24        1,065
  Total assets                 $2,916      $ 5,965         $  801         $1,824         $ 460      $11,966

(a) Unaffiliated revenues include sales to unconsolidated subsidiaries.
(b) Intersegment sales are made at prices comparable to those received from unaffiliated customers and in some instances are affected by regulatory considerations.
(c) Corporate and Other assets consist of cash and cash equivalents, investments in marketable securities, receivables transferred from subsidiaries in connection with the receivables sale program and miscellaneous other assets.
(d) Includes consolidating eliminations.

19  OIL AND GAS PRODUCING ACTIVITIES (Unaudited except for
    Results of Operations for Oil and Gas Producing Activities)

   The following information regarding Enron's oil and gas producing activities should be read in conjunction with Note 1. This information includes amounts attributable to a minority interest of 47% at December 31, 1996, 39% at December 31, 1995 and 20% at December 31, 1994 and 1993.

Capitalized Costs Relating to Oil and Gas Producing Activities

                                 December 31,
(In Millions)                   1996      1995

Proved properties             $ 3,593   $ 3,254
Unproved properties               160       127
  Total                         3,753     3,381
Accumulated depreciation,
 depletion and amortization    (1,653)   (1,499)
Net capitalized costs         $ 2,100   $ 1,882

Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities(a)

                                                          Foreign
(In Millions)               United States   Canada   Trinidad   India   Other   Total

1996
Acquisition of properties
  Unproved                       $ 39        $ 4       $ 2       $ -     $ -     $ 45
  Proved                           69          -         -         -       -       69
     Total                        108          4         2         -       -      114
Exploration                        61          8         2         4      17       92
Development                       283         26         7        79       7      402
     Total                       $452        $38       $11       $83     $24     $608

1995
Acquisition of properties
  Unproved                       $ 16        $ 5       $ -       $ -     $ 1     $ 22
  Proved                          123          -         -         5       -      128
     Total                        139          5         -         5       1      150
Exploration                        48          7         -         -      18       73
Development                       217         28        33        17       1      296
     Total                       $404        $40       $33       $22     $20     $519

1994
Acquisition of properties
  Unproved                       $ 46        $ 6       $ -       $ -     $ -     $ 52
  Proved                           17          5         -        13       -       35
     Total                         63         11         -        13       -       87
Exploration                        71          8         1         2      11       93
Development                       223         36        61         -       1      321
     Total                       $357        $55       $62       $15     $12     $501

(a) Costs have been categorized on the basis of Financial Accounting Standards Board definitions which include costs of oil and gas producing activities whether capitalized or charged to expense as incurred.

Results of Operations for Oil and Gas Producing Activities(a)

   The following tables set forth results of operations for oil and gas producing activities for the three years in the period ended December 31, 1996:

                                                          Foreign
(In Millions)               United States   Canada   Trinidad   India   Other   Total

1996
Operating revenues
  Associated companies           $253        $14       $ -       $ -    $  -     $267
  Trade                           282         48        84        21       -      435
  Gains on sales of
   reserves and related
   assets                          19          1         -         -       -       20
     Total                        554         63        84        21       -      722
Exploration expenses,
 including dry hole costs          45          5         2         1      15       68
Production costs                   77         17        15        10       -      119
Impairment of unproved
 oil and gas properties            19          2         -         -       -       21
Depreciation, depletion and
 amortization                     209         25        15         1       1      251
Income (loss) before
 income taxes                     204         14        52         9     (16)     263
Income tax expense (benefit)       54          6        29         4       -       93
Results of operations            $150        $ 8       $23       $ 5    $(16)    $170

1995
Operating revenues
  Associated companies           $224        $ 7       $ -       $ -    $  -     $231
  Trade                           122         37        72        15       -      246
  Gains on sales of
   reserves and related
   assets                          63          -         -         -       -       63
     Total                        409         44        72        15       -      540
Exploration expenses,
 including dry hole costs          35          4         -         -      16       55
Production costs                   64         13         8        11       -       96
Impairment of unproved
 oil and gas properties            22          2         -         -       -       24
Depreciation, depletion and
 amortization                     181         20        15         -       -      216
Income (loss) before
 income taxes                     107          5        49         4     (16)     149
Income tax expense (benefit)        1          1        27         2      (1)      30
Results of operations            $106        $ 4       $22       $ 2    $(15)    $119

1994
Operating revenues
  Associated companies           $316       $  8       $ -       $ -    $  -     $324
  Trade                           115         42        36         1       -      194
  Gains on sales of
   reserves and related
   assets                          54          -         -         -       -       54
     Total                        485         50        36         1       -      572
Exploration expenses,
 including dry hole costs          42          4         1         3       9       59
Production costs                   69         13         5         -       -       87
Impairment of unproved
 oil and gas properties            24          1         -         -       -       25
Depreciation, depletion and
 amortization                     218         17         7         -       -      242
Income (loss) before
 income taxes                     132         15        23        (2)     (9)     159
Income tax expense (benefit)       (8)         6        12        (1)     (3)       6
Results of operations            $140       $  9       $11       $(1)    $(6)    $153

(a) Excludes net revenues associated with other marketing activities, interest charges, general corporate expenses and certain gathering and handling fees, which are not part of required disclosures about oil and gas producing activities.

Oil and Gas Reserve Information

   The following summarizes the policies used by Enron in preparing the accompanying oil and gas supplemental reserve disclosures, Standardized Measure of Discounted Future Net Cash
Flows Relating to Proved Oil and Gas Reserves and reconciliation of such standardized measure from period to period.

   Estimates of proved and proved developed reserves at December 31, 1996, 1995 and 1994 were based on studies performed by Enron's engineering staff for reserves in the United States, Canada, Trinidad and India. Opinions by DeGolyer and
MacNaughton, independent petroleum consultants, for the years ended December 31, 1996, 1995 and 1994 covering producing areas, in the United States and Canada, containing 64%, 60% and 59%, respectively, of proved reserves, excluding deep Paleozoic reserves, of Enron on a net-equivalent-cubic-feet-of-gas basis, indicate that the estimates of proved reserves prepared by Enron's engineering staff for the properties reviewed by DeGolyer and MacNaughton, when compared in total on a net-equivalent-cubic-feet-of-gas basis, do not differ by more than 5% from those prepared by DeGolyer and MacNaughton's engineering staff. In addition, the deep Paleozoic reserves were covered by the opinion of DeGolyer and McNaughton at December 31, 1995. All reports by DeGolyer and MacNaughton were developed utilizing geological and engineering data provided by Enron.

   The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair market value of Enron's crude oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved reserves, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

   Enron's presentation of estimated proved oil and gas reserves excludes, for each of the years presented, those quantities attributable to future deliveries required under a volumetric production payment. In order to calculate such amounts, Enron has assumed that deliveries under the volumetric production payment are made as scheduled at expected British thermal unit factors, and that delivery commitments are satisfied through delivery of actual volumes as opposed to cash settlements.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

(In Millions)                       United States   Canada   Trinidad   India    Total

1996
Future cash inflows(a)                  $ 9,391     $ 715     $ 709     $ 864   $11,679
Future production costs                  (1,640)     (281)     (237)     (338)   (2,496)
Future development costs                   (306)       (9)       (1)        -      (316)
Future net cash flows before
 income taxes                             7,445       425       471       526     8,867
Future income taxes                      (2,260)      (99)     (246)     (227)   (2,832)
Future net cash flows                     5,185       326       225       299     6,035
Discount to present value at
 10% annual rate                         (2,693)     (100)      (68)     (105)   (2,966)
Standardized measure of discounted
 future net cash flows relating
 to proved oil and gas reserves(a)      $ 2,492(b)  $ 226     $ 157     $ 194   $ 3,069(b)

1995
Future cash inflows(a)                   $3,996     $ 503     $ 395     $ 396   $ 5,290
Future production costs                    (747)     (204)     (152)     (202)   (1,305)
Future development costs                   (298)       (7)       (4)      (13)     (322)
Future net cash flows before
 income taxes                             2,951       292       239       181     3,663
Future income taxes                        (696)      (46)     (105)      (82)     (929)
Future net cash flows                     2,255       246       134        99     2,734
Discount to present value at
 10% annual rate                         (1,015)      (69)      (19)      (46)   (1,149)
Standardized measure of discounted
 future net cash flows relating
 to proved oil and gas reserves(a)       $1,240(b)  $ 177     $ 115     $  53   $ 1,585(b)

1994
Future cash inflows(a)                   $2,315     $ 487     $ 318     $ 168   $ 3,288
Future production costs                    (607)     (196)      (87)     (106)     (996)
Future development costs                   (136)      (10)       (2)       (4)     (152)
Future net cash flows before
 income taxes                             1,572       281       229        58     2,140
Future income taxes                        (208)      (57)     (103)      (22)     (390)
Future net cash flows                     1,364       224       126        36     1,750
Discount to present value at
 10% annual rate                           (401)      (67)      (23)      (15)     (506)
Standardized measure of discounted
 future net cash flows relating
 to proved oil and gas reserves(a)       $  963(b)  $ 157     $ 103     $  21   $ 1,244(b)

(a) Based on year-end market prices determined at the point of delivery from the producing unit.
(b) Excludes $75 million, $36 million and $60 million at December 31, 1996, 1995 and 1994, respectively, associated with a volumetric production payment sold effective October 1, 1992, as amended, to be delivered over a seventy-eight month period beginning October 1, 1992.

Changes in Standardized Measure of Discounted Future Net Cash Flows

(In Millions)                         United States   Canada   Trinidad   India    Total

December 31, 1993                         $1,262       $160      $ 50     $  -    $1,472
  Sales and transfers of oil
   and gas produced, net
   of production costs                      (340)       (38)      (31)       -      (409)
  Net changes in prices and
   production costs                         (506)       (66)       11        -      (561)
  Extensions, discoveries, additions
   and improved recovery, net of
   related costs                             225         51        97        -       373
  Development costs incurred                  70          7         7        -        84
  Revisions of estimated development
   costs                                       7          6         -        -        13
  Revisions of previous quantity
   estimates                                  (3)        (3)       14        -         8
  Accretion of discount                      145         20         7        -       172
  Net change in income taxes                 168         20       (46)      (8)      134
  Purchases of reserves in place              17          3         -       29        49
  Sales of reserves in place                 (28)         -         -        -       (28)
  Changes in timing and other                (54)        (3)       (6)       -       (63)
December 31, 1994                         $  963       $157      $103     $ 21    $1,244
  Sales and transfers of oil
   and gas produced, net
   of production costs                      (268)       (30)      (64)      (5)     (367)
  Net changes in prices and
   production costs                           12         (6)      (37)       8       (23)
  Extensions, discoveries, additions
   and improved recovery, net of
   related costs                             376(a)      38        54       46       514(a)
  Development costs incurred                  29          3         2        -        34
  Revisions of estimated development
   costs                                       1          -        29        4        34
  Revisions of previous quantity
   estimates                                   6         (5)       10        -        11
  Accretion of discount                       97         18        17        3       135
  Net change in income taxes                (133)        11        (8)     (28)     (158)
  Purchases of reserves in place             194          -         -        -       194
  Sales of reserves in place                 (54)        (1)        -        -       (55)
  Changes in timing and other                 17         (8)        9        4        22
December 31, 1995                         $1,240(a)    $177      $115     $ 53    $1,585(a)
  Sales and transfers of oil
   and gas produced, net
   of production costs                      (437)       (46)      (69)     (11)     (563)
  Net changes in prices and
   production costs                        1,817         58        60       54     1,989
  Extensions, discoveries, additions
   and improved recovery, net of
   related costs                             581         63        62      150       856
  Development costs incurred                  58          2         2        -        62
  Revisions of estimated development
   costs                                     (14)        (3)        1       14        (2)
  Revisions of previous quantity
   estimates                                   7         (1)       80        -        86
  Accretion of discount                      137         18        20        9       184
  Net change in income taxes                (656)       (30)      (74)     (87)     (847)
  Purchases of reserves in place             162          -         -        -       162
  Sales of reserves in place                (103)        (3)        -        -      (106)
  Changes in timing and other               (300)        (9)      (40)      12      (337)
December 31, 1996                         $2,492(a)    $226      $157     $194    $3,069(a)

(a) Includes approximately $344 million and $77 million related to the reserves in the Big Piney deep Paleozoic formations at December 31, 1996 and 1995, respectively.

Reserve Quantity Information

   Enron's estimates of proved developed and net proved reserves of crude oil, condensate, natural gas liquids and natural gas and of changes in net proved reserves were as follows:

                                United States     Canada   Trinidad   India    Total

Net proved developed reserves
Natural gas (Bcf)
  December 31, 1993               1,079.8(a)      250.6      71.4        -    1,401.8(a)
  December 31, 1994               1,128.2(a)      288.3     206.2        -    1,622.7(a)
  December 31, 1995               1,218.1(a)(b)   310.1     233.9        -    1,762.1(a)(b)
  December 31, 1996               1,325.7(a)(b)   319.5     370.2    124.6    2,140.0(a)(b)
Liquids (MBbl)(c)
  December 31, 1993              11,165(a)      5,409     1,591        -     18,165(a)
  December 31, 1994              16,770(a)      7,073     4,429    7,585     35,857(a)
  December 31, 1995              19,977(a)      6,505     5,607   11,542     43,631(a)
  December 31, 1996              24,868(a)      7,452     8,168   10,791     51,279(a)

Natural gas (Bcf)
Net proved reserves at
 December 31, 1993                1,313.2(a)      271.0     100.5      -      1,684.7(a)
  Revisions of previous
   estimates                        (17.1)         (6.5)     15.0      -         (8.6)
  Purchases in place                 18.8           9.2       -       29.3       57.3
  Extensions, discoveries and
   other additions                  233.8          50.2     113.9      -        397.9
  Sales in place                    (29.3)         (1.0)      -        -        (30.3)
  Production                       (212.0)        (26.3)    (23.2)     -       (261.5)
Net proved reserves at
 December 31, 1994                1,307.4(a)      296.6     206.2     29.3    1,839.5(a)
  Revisions of previous
   estimates                         10.1          (8.1)     17.5    (29.3)      (9.8)
  Purchases in place                174.8           -         -        -        174.8
  Extensions, discoveries and
   other additions                1,391.6(b)       54.8      60.8     75.0    1,582.2(b)
  Sales in place                    (38.1)         (1.7)      -        -        (39.8)
  Production                       (191.7)        (27.7)    (39.0)     -       (258.4)
Net proved reserves at
 December 31, 1995                2,654.1(a)(b)   313.9     245.5     75.0    3,288.5(a)(b)
  Revisions of previous
   estimates                          3.6          (2.9)     79.6      -         80.3
  Purchases in place                100.6           0.9       -        -        101.5
  Extensions, discoveries and
   other additions                  256.8          49.2      90.7    124.6      521.3
  Sales in place                    (58.4)         (4.3)      -        -        (62.7)
  Production                       (210.2)        (35.9)    (45.6)     -       (291.7)
Net proved reserves at
 December 31, 1996                2,746.5(a)(b)   320.9     370.2    199.6    3,637.2(a)(b)


                               United States   Canada   Trinidad   India    Total

Liquids (MBbl)(c)
Net proved reserves at
 December 31, 1993                 13,172       5,471     2,218        -   20,861
  Revisions of previous
   estimates                        2,179        (177)      455        -    2,457
  Purchases in place                  358           -        -     7,617    7,975
  Extensions, discoveries and
   other additions                  5,332       2,848    2,687         -   10,867
  Sales in place                     (257)          -        -         -     (257)
  Production                       (2,997)       (905)    (931)      (32)  (4,865)
Net proved reserves at
 December 31, 1994                 17,787       7,237    4,429     7,585   37,038
  Revisions of previous
   estimates                         (413)       (351)     396     4,874    4,506
  Purchases in place                4,264           -        -         -    4,264
  Extensions, discoveries and
   other additions                  8,703         729    3,896         -   13,328
  Sales in place                   (1,241)         (9)       -         -   (1,250)
  Production                       (3,701)     (1,021)  (1,851)     (917)  (7,490)
Net proved reserves at
 December 31, 1995                 25,399       6,585    6,870    11,542   50,396
  Revisions of previous
   estimates                          339         191    1,835         -    2,365
  Purchases in place                  312           2        -         -      314
  Extensions, discoveries and
   other additions                  7,103       2,116    1,388       275   10,882
  Sales in place                     (447)       (121)       -         -     (568)
  Production                       (3,830)     (1,321)  (1,925)   (1,026)  (8,102)
Net proved reserves at
 December 31, 1996                 28,876       7,452    8,168    10,791   55,287

(a) Excludes approximately 37.5 Bcf, 54.2 Bcf, 70.9 Bcf and 87.5 Bcf at December 31, 1996, 1995, 1994 and 1993, respectively, associated with a volumetric production payment sold effective October 1, 1992, as amended, to be delivered over a seventy-eight month period beginning October 1, 1992.
(b) Includes 1,180.0 Bcf related to net proved Deep Paleozoic natural gas reserves.
(c) Includes crude oil, condensate and natural gas liquids.